Exhibit 10.29

AGREEMENT AND PLAN OF MERGER

AMONG

UFP TECHNOLOGIES, INC.

S&L ACQUISITION CORP.

and

STEPHENSON & LAWYER, INC.

DATED:  JANUARY 14, 2008

AGREEMENT AND PLAN OF MERGER

TABLE OF CONTENTS AND LIST OF EXHIBITS

Exhibit A	List of Company Shareholders, the number and class of Company Shares held by each Company Shareholder and the Merger Consideration to be received by each Company Shareholder

Exhibit B	Form of General Release

Exhibit C	Form of Legal Opinion by the Company’s Counsel

Exhibit D-1	Form of Noncompetition Agreement

Exhibit D-2	Form of Noncompetition Agreement

Exhibit D-3	Form of Noncompetition Agreement

i

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (“Agreement”) entered into as of January 14, 2008, by and among UFP Technologies, Inc., a Delaware corporation (“Parent”), S&L Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Merger Sub”), and Stephenson & Lawyer, Inc., a Michigan corporation (“Company”).  All capitalized terms used in this Agreement have the meanings specified or referred to in Article 11.

RECITALS

WHEREAS, Parent, Merger Sub and the Company desire to effectuate a business combination of Parent and the Company and to effectuate this combination, Merger Sub will be merged with and into the Company (the “Merger”) and the shareholders of the Company will receive cash consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the MBCA and the DGCL;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, it is intended that, for U.S. federal income tax purposes, the Merger constitute a taxable sale of the stock of the Company to Parent.

NOW, THEREFORE, in consideration for the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1.           THE MERGER

1.1           Procedure for the Merger

Upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged, in accordance with the provisions of the MBCA and the DGCL, with and into the Company.  The Merger shall be effected by filing a certificate of merger with the Department of Labor & Economic Growth of the State of Michigan in accordance with the MBCA and a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

1.2           Surviving Corporation

Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).  The name of the Surviving Corporation shall be Stephenson & Lawyer, Inc.

1.3           Time and Place of Closing

The closing of the Merger provided for in this Agreement ( the “Closing”) shall be held at the law offices of Brown Rudnick Berlack Israels LLP, One Financial Center, Boston,

Massachusetts, within three (3) business days of the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to action that will be taken at the Closing itself), or at such other place, date or time as may be fixed by mutual agreement of the parties (the “Closing Date”); provided, however, that in no event shall the Closing Date be extended beyond February 29, 2008.  Each of the parties agrees to use its reasonable efforts to close the Merger by January 21, 2008.

1.4           Effective Time

Subject to the provisions of this Agreement, as soon as practicable after the Closing Date, the parties shall cause the Merger contemplated by this Agreement to be consummated by the filing of a certificate of merger with the Department of Labor & Economic Growth of the State of Michigan executed in accordance with the relevant provisions of the MBCA, and the parties shall make all other filings or recordings required under the MBCA, and the filing of a certificate of merger with the Secretary of State of the State of Delaware executed in accordance with the relevant provisions of the DGCL, and the parties shall make all other filings or recordings required under the MBCA and the DGCL.  The Merger shall become effective at the later of the filing of the certificate of merger with the Secretary of State of the State of Michigan or the filing of the certificate of merger with the Secretary of State of the State of Delaware, or at such subsequent date or time as the parties shall agree upon in writing and specify in such filings (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

1.5           Certificate of Incorporation, Bylaws and Officers and Directors of the Surviving Corporation

(a)           Certificate.  Unless otherwise determined by Parent in its sole discretion prior to the Effective Time, at the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, unless and until thereafter changed or amended in accordance with applicable law.

(b)           Bylaws.  Unless otherwise determined by Parent in its sole discretion prior to the Effective Time, at the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, unless and until thereafter changed or amended in accordance with applicable law.

(c)           Officers and Directors.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until the earliest of their resignation or removal from office or their otherwise ceasing to be officers or until their respective successors are duly elected and qualified.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.6           Intentionally Deleted

1.7           Effect of Merger on Capital Stock

As of the Effective Time, by virtue of the Merger and without any action on the part of any of the Constituent Corporations or the holders of any securities of the Constituent Corporations:

(a)           Surviving Corporation.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MBCA and the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

(b)           Company Shares.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Company Shareholders, the Company Shares (excluding any Treasury Shares) shall be converted into the right to receive and be exchangeable for the amount of cash set forth next to such Company Shareholder’s name on Exhibit A (an aggregate purchase price of $7,225,000 in cash) (the “Merger Consideration”).

(c)           Cancellation of Certificates for Company Shares.  At the Effective Time, all Company Shares shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a “Certificate”) formerly representing a Company Share (other than a Treasury Share) shall thereafter cease to have any rights with respect to the Company Shares, except as provided herein or by law.

(d)           Treasury Stock.  Each Company Share owned by the Company (“Treasury Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e)           Merger Sub Stock.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of capital stock, par value $0.01 per share, of the Surviving Corporation, such that Parent shall be the holder of all of the issued and outstanding shares of capital stock of the Surviving Corporation following the Merger.

1.8           Payment of Merger Consideration

The Merger Consideration shall be paid as follows:

(a)           at the Closing, the aggregate sum of $6,975,000 shall be paid to the Company Shareholders in cash by paying to each Company Shareholder by certified or bank check or by wire transfer of funds to an account specified by such Company Shareholder in writing at least three days prior to the Closing Date the cash amount set forth next to his name under the heading “Cash Payment at Closing” on Exhibit A hereto, as amended;

(b)           within five (5) business days following the end of the AR Collection Period, Parent shall pay each Company Shareholder its Pro Rata Percentage of an amount, if any, equal to (i) the AR Holdback, minus (ii) any portion of the AR Holdback which Parent is entitled to retain under Section 8.7, by certified or bank check or by wire transfer of funds to accounts specified by the Shareholder Representative in writing at least three days prior to such distribution date.

1.9           Delivery of Company Shares

At the Closing, the Company Shareholders shall deliver or cause to be delivered to Parent:

(a)           certificates for all the Company Shares owned by each Company Shareholder, duly endorsed in blank for transfer, or with stock powers attached duly executed in blank, with all signatures notarized;

(b)           such other documents as may be required to effect a valid transfer of the Company Shares by the Company Shareholders, free and clear of any and all Encumbrances including, without limitation, any Encumbrances or other claims under Article 8 of the Uniform Commercial Code, provided that Parent and Merger Sub qualify as Protected Purchasers under Article 8 of the Uniform Commercial Code to the extent that the Company’s representations in Section 2.2 are accurate;

(c)           general releases in substantially the form of Exhibit B by all officers, directors and stockholders of the Company releasing any liability of the Company to them, or any claim that they may have against the Company (excluding claims arising under this Agreement and the Company’s obligation to pay accrued and unpaid compensation and to continue officer and director indemnification in accordance with the terms hereof) (the “General Releases”); and

(d)           such other documents as may be required elsewhere in this Agreement or may be reasonably requested by counsel to the Parent.

1.10         Further Assurances

The Company Shareholders from time to time after the Closing, at the request of Parent and without further consideration, shall execute and deliver such further instruments of transfer and assignment (in addition to those delivered under Section 1.9) and take such other action as the Parent may reasonably require to effect the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements.

1.11         Shareholder Representative

(a)           Each Company Shareholder will be deemed to have irrevocably constituted and appointed, effective as of the Closing, Mr. John Barrows (together with his permitted successors, the “Shareholder Representative”), as his true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement, to exercise all or any of the powers, authority and discretion conferred on him under any such agreement, to waive any terms and conditions of any such agreement (other than the payment of the Merger Consideration in accordance with Section 1.8), to give and receive notices on his behalf and to be his exclusive representative with respect to any matter, suit, claim, action or Proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which Parent or, following the Closing, Company may be entitled to indemnification.  This power of attorney is coupled with an interest and is irrevocable.  Each Company Shareholder agrees that any action that may be taken or right that may be exercised under or related to this Agreement or any transaction contemplated hereby by such Company Shareholder may only be taken or exercised by the Shareholder Representative, and that such Company Shareholder shall be bound by all actions and omissions of the Shareholder Representative.  Without limiting the foregoing, any notice or other communication to be delivered to the Company Shareholders hereunder shall be effective for all purposes if such notice or other communication is delivered to the Shareholder Representative.

(b)           The Shareholder Representative shall not be liable to anyone for any action taken or not taken by him in good faith or for any mistake of fact or law for anything that he may do or refrain from doing in connection with his obligations under this Agreement (i) with the consent of Company Shareholders who, as of the date of this Agreement, owned a majority in number of the outstanding Company Shares or (ii) even without such consent, in the absence of his own gross negligence or willful misconduct.  Any action taken or not taken pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Company Shareholders shall, jointly and severally, indemnify and hold the Shareholder Representative, and each successor thereof, harmless from any and all liability and expenses (including, without limitation, counsel fees) that may arise out of any action taken or omitted by him as Shareholder Representative in accordance with this Agreement, as the same may be amended, modified or supplemented, except such liability and expense as may result from the gross negligence or willful misconduct of the Shareholder Representative.

(c)           The Shareholder Representative may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties.  The Shareholder Representative shall not be liable for other parties’ forgeries, fraud or false presentations.

(d)           The Shareholder Representative shall have reasonable access to information about the Company and the reasonable assistance of the Company’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Shareholder Representative shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(e)           If the Shareholder Representative shall be unable or unwilling to serve in such capacity, his successor shall be named by those persons holding a majority of the Company Shares outstanding immediately prior to the Closing, and such successor(s) shall serve and exercise the powers of the Shareholder Representative hereunder.

ARTICLE 2.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY SHAREHOLDERS.

The Company and each Company Shareholder, jointly and severally, hereby represent and warrant to Parent as follows.  The Schedules to this Article 2 (and the information contained in such Schedules) constitute exceptions to and limitations of the representations and warranties of the Company and the Company Shareholders contained in this Agreement.  Any exception, limitation or information disclosed on any specific Schedule shall be deemed to be disclosed in each other applicable Schedule if and to the extent the relevance of such exception, limitation or information is reasonably apparent on the face of the Schedules and to apply to and limit all representations and warranties of the Company and the Company Shareholders to which it is relevant.

2.1           Organization and Qualification of the Company

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.  The copies of the Company’s Articles of Incorporation, as amended to date (“Charter”), certified by the Department of Labor & Economic Growth of the State of Michigan, and of the Company’s bylaws, as amended to date, certified by the Company’s Secretary, are attached to Schedule 2.1(a) hereto and are complete and correct.  The Company is duly qualified to do business as a foreign corporation in each of the jurisdictions listed on said Schedule 2.1(a) and is not required to be qualified in any other jurisdiction, except jurisdictions where a failure to so qualify would not result in a Material Adverse Effect.

2.2           Capitalization of the Company

(a)           The authorized equity securities of the Company consist of Five Hundred Thousand (500,000) shares of Class A common stock, par value of $0.10 per share, and Four Million Five Hundred Thousand (4,500,000) shares of Class B common stock, par value of $0.10 per share.   As of the date hereof, 345,623 shares of the Company’s Class A common stock and 2,981,724 shares of the Company’s Class B common stock were issued and outstanding.  Schedule 2.2(a) contains a complete and accurate list of all issued and outstanding options, warrants or other rights to acquire Company Shares including the name of the holder, the issue date, the exercise price, the amount and type of security underlying such right and the expiration date.

(b)           No equity securities of the Company are held in the treasury of the Company.  All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  Schedule 2.2(b) sets forth a complete and correct list of all of the Company Shareholders and the number of shares of each type of capital stock of the Company owned, of record and beneficially, by each such Company Shareholder.  Except as set forth on Schedule 2.2(b), no Company Shareholder owns of record or beneficially any other shares of capital stock of the Company, or any rights, options, or warrants with respect thereto.  The Company Shares to be delivered by the Company Shareholders to the Parent hereunder will be, when delivered pursuant to the terms of this Agreement and upon payment therefor, duly authorized, validly issued, fully paid and nonassessable, free and clear of all Encumbrances.  Except as set forth in Schedule 2.2(b), the Company is subject to no liability on account of the issuance or sale of any securities including, without limitation, all outstanding Company Shares.  Schedule 2.2(b) sets forth all outstanding securities of the Company, including but not limited to securities reserved for any purpose, all debt and equity securities and Company Shares. Except as set forth on Schedule 2.2(a) there are no (i) outstanding or authorized subscriptions, warrants, options or other rights granted by the Company or binding upon the Company to purchase or acquire, or preemptive rights with respect to the issuance or sale of, the capital stock of the Company or which obligate or may obligate the Company to issue any additional shares of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of its capital stock, (ii) other securities of the Company directly or indirectly convertible into or exchangeable for shares of capital stock of the Company, (iii) restrictions on the transfer of the Company’s capital stock (other than restrictions under the Securities Act and state securities laws), (iv) voting rights with respect to the capital stock of the Company or (v) stock appreciation, phantom stock or similar rights with respect to the Company.  Except as set forth on Schedule 2.2(b), none of the securities of the Company are subject to “antidilution” or similar provisions.  Except as set forth on Schedule 2.2(b) there are no voting trusts or other Contracts or understandings to which the Company or any Company Shareholder is a party with respect to the transfer, voting or registration of the capital stock of the Company.  Except as set forth on Schedule

2.2(b) there are no Contracts relating to the sale or transfer of any equity securities or other securities of the Company.  Except as set forth on Schedule 2.2(b) the Company does not own, nor does it have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.  Except as set forth on Schedule 2.2(b) no Person has any preemptive rights with respect to any security of the Company or any of its subsidiaries.

2.3           Organization, Qualification and Capitalization of the Subsidiaries

(a)           Each of the Company’s Subsidiaries is set forth on Schedule 2.3(a) and is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, each of which is set forth on Schedule 2.3(a), and each of the Company’s Subsidiaries has the full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.  The copies of the Company’s Subsidiaries’ Articles of Incorporation, as amended to date, certified by the applicable department or division of the relevant state government, and of the Company’s Subsidiaries’ bylaws, as amended to date, certified by the Company’s Secretary, are attached to Schedule 2.3(a) hereto and are complete and correct.  Each of the Company’s Subsidiaries is duly qualified to do business as a foreign corporation in each of the jurisdictions listed on said Schedule 2.3(a) and is not required to be qualified in any other jurisdiction, except jurisdictions where a failure to so qualify would not result in a Material Adverse Effect.

(b)           Schedule 2.3(b) sets forth the total authorized and outstanding capital stock of each of the Company’s Subsidiaries.  All of the issued and outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and non-assessable.  All of the issued and outstanding shares of capital stock of each of the Company’s Subsidiaries are owned beneficially and of record by the Company free and clear of all Encumbrances.  Except as set forth on Schedule 2.3(b), there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the ownership, issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity or ownership interests of any of the Company’s Subsidiaries.  Neither the Company nor any of its Subsidiaries is a partner or participant in any joint venture or partnership of any kind.

2.4           Authorization of Transaction

(a)           The Company has the full corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements; to perform its obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby.  All necessary action, corporate or otherwise, has been taken by the Company to authorize the execution, delivery and performance of this Agreement and each of the Ancillary Agreements and the transactions contemplated hereby and thereby.  This Agreement has been, and each Ancillary Agreement will be at the Closing, duly executed and delivered by the Company and this Agreement and each Ancillary Agreement is, or upon the Closing will be, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(b)           The Board of Directors of the Company, at a meeting duly called and held, or through an action by written consent, unanimously has (i) approved the Merger in accordance with the provisions of the MBCA, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, (iii) authorized the execution and delivery of this Agreement and the other Ancillary Agreements, (iv) directed that this Agreement and the Merger be submitted to the Company Shareholders for their approval and (v) resolved to recommend that the Company Shareholders vote in favor of the approval of this Agreement and the Merger.  Except for approval of the Company’s Shareholders, all other necessary action, corporate or otherwise, has been taken by the Company to approve the Merger and to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements.

2.5           Present Compliance with Obligations and Laws

Except as set forth on Schedule 2.5, neither the Company nor any of its Subsidiaries is:  (a) in violation of its Charter or bylaws or similar organizational or governing documents; (b) in default in the performance of or breach of (with or without the passage of time or the giving of notice) any Material Contract to which it is a party or by which it or any of its assets are bound; or (d) in violation of any court order, judgment, administrative or judicial order, writ, decree, stipulation, arbitration, award or injunction (collectively, “Court Orders”) or any license, permit, order, franchise agreement, concession, grant, authorization, consent or approval (collectively, “Government Authorizations”) that is held by the Company applicable to it or its business or assets, or any statute, law, ordinance, rule or regulation applicable to its business or assets (collectively, “Laws”).

2.6           No Conflict of Transaction With Obligations and Laws

Except as set forth on Schedule 2.6, neither the execution, delivery and performance of this Agreement or the Ancillary Agreements by the Company, nor the performance by the Company of the transactions contemplated hereby or thereby, will:  (i) constitute a breach or violation of any provision of the Charter or bylaws of the Company or the Charter or bylaws or similar organizational or governing documents of any of the Company’s Subsidiaries; (ii) require any consent, approval or authorization of or declaration, filing or registration with any Person;

(iii) constitute (with or without the passage of time or giving of notice) a default under or breach of any agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets are bound; (iv) result in the creation of any lien, option (including right of first refusal or first offer), encumbrance, charge, restriction of any kind (including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership), easement, mortgage, pledge, security interest, title exception or defect, condition, conditional sale agreement, community property interest, lease, deed of trust, equitable interest, claim or charge of any kind or character, any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction, any other restriction or limitation whatsoever and any agreement to give or make any of the foregoing (each an “Encumbrance”), other than Permitted Encumbrances, upon any of the properties or assets of the Company or any of its Subsidiaries; (v) contravene, conflict with, or result in the violation of any Court Order or Law, or give any governmental authority, whether foreign, federal, state, local, tribunal, or other commission, political subdivision or agency of any of the foregoing (each a “Government Authority”), or any other person, the right to exercise any remedy or obtain any relief under any Court Order or Law, to which the Company or any of its Subsidiaries are subject or by which the properties or assets of the Company or any of its Subsidiaries are bound; or (vi) contravene, conflict with or result in the violation of any of the terms and requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Government Authorization.

2.7           Financial Statements

(a)           Except as provided on Schedule 2.7, the Company has delivered to Parent the following financial statements (the “Financial Statements”) of the Company, all of which are unaudited and all of which statements (excluding all issues and items related to inventory) are complete and correct and fairly present in all material respects the financial position of the Company and its Subsidiaries on a consolidated basis, on the date of such statements and the results of their operations for the periods covered thereby, and such Financial Statements (excluding all issues and items related to inventory) have been prepared in accordance with GAAP consistently applied throughout the periods involved and prior periods:

•      Unaudited balance sheet, income statement, statement of changes in stockholders equity and statement of cash flow at and as of the twelve (12) months ended June 30, 2007.

•      Unaudited balance sheet, income statement, statement of changes in stockholders equity and statement of cash flow at and as of the five (5) months ended November 30, 2007.

The balance sheet dated June 30, 2007 (the “Base Balance Sheet Date”) in the above-referenced financial statements is hereinafter referred to as the “Base Balance Sheet”.

(b)           Except as provided on Schedule 2.7, excluding all issues and items related to inventory, the books of account of the Company for all periods fairly reflect in all material respects the financial position of the Company and its Subsidiaries on a consolidated basis, in all respects, and have been maintained on a consistent basis.  All auditor’s letters to management of the Company for all years and other significant correspondence from or to such auditors during such period, if any, are attached as Schedule 2.7(b) hereto.

2.8           Absence of Undisclosed Liabilities

Neither the Company nor any of its Subsidiaries have any liabilities of any nature (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due), except: (a) liabilities stated or reserved against on the Base Balance Sheet to the extent required by GAAP; (b) liabilities not required by GAAP to be reserved against on the Base Balance Sheet and incurred in the ordinary course of business; (c) liabilities incurred since the Base Balance Sheet Date in the ordinary course of business consistent with past practices and liabilities, or liabilities stated or reserved against in the Company’s other Financial Statements delivered to Parent to the extent required by GAAP; and (d) liabilities disclosed in Schedule 2.8 hereto or any other Schedule hereto.

2.9           Absence of Certain Changes

Except as set forth on Schedule 2.9 hereto, since the Base Balance Sheet Date there has not been:

(a)           any Material Adverse Effect;

(b)           any sale or other disposition, or any agreement or other arrangements for the sale or other disposition, of any of the properties or assets of the Company or any of its Subsidiaries other than the sale of inventory in the ordinary course of business consistent with past practices;

(c)           any Encumbrance, other than a Permitted Encumbrance, placed on any of the properties of the Company or any of its Subsidiaries which remains in existence at the time of Closing;

(d)           any capital expenditure, lease or commitment or agreement to lease in excess of $15,000 with respect to any individual item or $50,000 with respect to all such items;

(e)           any elimination or disposal of any inventory, except for eliminations or disposals that are in the aggregate less than $10,000 in the ordinary course of business consistent with past practices, and except for sales of inventory in the ordinary course of business consistent with past practices;

(f)            any write-downs of the value of any notes or accounts receivable as uncollectible, except for write-downs or write-offs that are in the aggregate less than $10,000 in the ordinary course of business consistent with past practices;

(g)           any material damage, destruction or loss, whether or not covered by insurance, to the properties or assets of the Company or any of its Subsidiaries;

(h)           other than (i) dividends declared and paid in January 2008 to certain Company Shareholders in the amount of $1,151,776.87 as contemplated by Section 4.9 relating to the Life Insurance Policies, and (ii) stock redemptions in the amount of $13,627.10, any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of the Company or any of its Subsidiaries, including distributions on account of any income tax liabilities; any direct or indirect redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any of their capital stock, or any issuance of any securities of the Company or any of its Subsidiaries, or any payment made to or for the personal account or benefit of any Company Shareholder;

(i)            any entrance into any employment, severance or consulting agreement; or (except for annual increases in the ordinary course of business) any change in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of their Affiliates, directors, officers, employees or agents or in any bonus, pension or profit sharing payment, enhancement or arrangement made to or with any such Affiliates, directors, officers, employees or agents, or any grant or termination of, or modification to, any severance, termination or change of control payments or benefits to any Affiliates, directors, officers, employees or agents of the Company or any of its Subsidiaries;

(j)            any change with respect to the business organization, management, or supervisory personnel of the Company or any of its Subsidiaries;

(k)           any payment or discharge of a material lien, claim, obligation, liability or other Encumbrance of the Company or any of its Subsidiaries which was not shown on or included in the Base Balance Sheet or incurred in the ordinary course of business, consistent with past practices, after the Base Balance Sheet Date;

(l)            any obligation or liability incurred by the Company or any of its Subsidiaries to any of their Affiliates, officers, directors or stockholders, or any loans or advances made by the Company or any of its Subsidiaries to any of their Affiliates, officers, directors or stockholders, except normal compensation, benefits and expense allowances;

(m)          any change in any method of accounting or accounting practice, whether or not such change was permitted by GAAP;

(n)           any agreement, arrangement, understanding or commitment, whether in writing or otherwise, to take any action described in this Section 2.9.

2.10         Conduct of Business

Since the Base Balance Sheet Date, the Company and each of its Subsidiaries has conducted their business only in the ordinary course, in substantially the same manner as operated prior to such date.

2.11         Payment of Taxes

For purposes of this Section 2.11, “the Company” refers to “the Company and each of its Subsidiaries”.

(a)           The Company has duly and timely filed all federal, state, local, and foreign government income, excise, gross receipts or franchise tax returns, real estate and personal property tax returns, sales and use tax returns, employee tax and contribution returns, and all other Tax returns, reports and declarations, including valid extensions therefor, or estimated taxes required to be filed by it, with respect to all applicable Taxes (“Tax Returns”) of every kind, character or description, and imposed by any government or quasi-governmental authority (domestic or foreign), and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments (“Taxes”).  All of the Tax Returns are complete and correct.  Copies of the Company’s Federal and state Tax Returns for the past three (3) years are identified on Schedule 2.11 and have been delivered to Parent.  All Taxes shown to be due on each Tax Return have been paid or are being contested in good faith by the Company (which contest is being diligently pursued and is described on Schedule 2.11).  With respect to all other Taxes for which no return is required, or which have not yet become due, provision has been made for such Taxes in the pertinent Financial Statements to the extent required by GAAP.  All Taxes and other assessments and levies which the Company is required to withhold or collect have been withheld or collected and paid over or will be paid over to proper governmental authorities as required.  Except as set forth on Schedule 2.11, in the past three (3) years the income tax returns of the Company have never been audited by the Internal Revenue Service or any state, local or foreign tax authority.  The Company does not have Knowledge of any intention on the part of any governmental agency, to examine any of the Tax Returns.  No deficiencies have been asserted or assessments made against the Company, nor is the Internal Revenue Service or any other taxing authority now asserting or, to the Knowledge of the Company without inquiry, threatening to assert against the Company any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith.  The Company has not extended the time for the filing of any Tax Return or the assessment of deficiencies or waived any statute of limitations for any year, which extension or waiver is still in effect.

(b)           There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.  The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the

Code (or any corresponding provision of state, local, or foreign Tax law) as a result of the transactions contemplated hereby.  The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).  The Company is not a party to and is not bound by any tax allocation or sharing agreement.  The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company), and does not have any liability for the Taxes of any person (other than the Company) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or foreign law).

(c)           The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date;  (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law);  (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(d)           The Company has not distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

2.12         Title to Properties; Liens; Condition of Properties

(a)           Set forth on Schedule 2.12(a) is a listing of (i) all the real property owned by the Company or any of its Subsidiaries at the date hereof and (ii) all leases under which the Company or any of its Subsidiaries leases real property at the date hereof whether as lessor or lessee.  Except as specifically disclosed in Schedule 2.12(a), (i) the Company and each of its Subsidiaries has, and at Closing shall have, good and marketable title in fee simple absolute to all of the real property they own, free and clear of all Encumbrances (except for Permitted Encumbrances); and (ii) all of its leases for real property are, and at Closing shall be (subject to obtaining required consents, all of which are listed on Schedule 2.6),, valid and subsisting and no material default by Company (or to Company’s Knowledge, by any other party thereto) exists under any thereof.  The Company has delivered to Parent true, correct and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses related to any of the real property identified on Schedule 2.12(a).  The property located at 3831 Patterson Ave., S.E. Grand Rapids, Michigan that is listed on Schedule 2.12(a) is herein referred to as the “Property”.

(b)           Set forth on Schedule 2.12(b) is (i) a complete description of all personal property with a value in excess of $10,000 (excluding inventory) (the “Personal Property”) used or owned by the Company or any of its

Subsidiaries as of the date hereof, and (ii) all leases under which the Company or any of its Subsidiaries leases any Personal Property at the date hereof whether as lessor or lessee.  Except as specifically disclosed in Schedule 2.12(b), (i) the Company and each of its Subsidiaries has, and at Closing shall have, good and marketable title to all of their owned Personal Property, free and clear of all Encumbrances, excepting only Permitted Encumbrances; and (ii) all of its leases for Personal Property are, and at Closing shall be (subject to obtaining required consents, all of which are listed on Schedule 2.6), valid and subsisting, and no material default by Company (or to Company’s Knowledge, by any other party thereto) exists under any thereof.  The Company has delivered to Parent true, correct and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses related to any of the Personal Property identified on Schedule 2.12(b).

(c)                                  None of the real property owned or used by the Company or any of its Subsidiaries is subject to any Encumbrance (other than Permitted Encumbrances) of any nature whatsoever, except as specifically disclosed in Schedule 2.12(a) or in the Base Balance Sheet.

(d)                                 As of the date hereof, the Company does not have Knowledge of any pending or threatened change of any ordinance, regulation or zoning or other law that affects the real or personal property of the Company or any of its Subsidiaries, and there is no pending or, to Company’s Knowledge, threatened condemnation of any such property.

(e)                                  To the Company’s Knowledge, all water, waste disposal, sewer, gas, electric, telephone, drainage facilities and all other utilities are installed across public property or valid easements to the boundary lines of the Property, and are connected pursuant to valid permits, and neither the Company nor any of its Subsidiaries has received any notice that such utilities are inadequate to service the Property.

(f)                                    To the Knowledge of the Company, the Company and each of its Subsidiaries have obtained all licenses, permits, easements, and rights-of-way, including without limitation, proof of dedication, required from all governmental authorities having jurisdiction over the Property or from private parties to assure vehicular and pedestrian ingress to and egress from the Property.

(g)                                 Also set forth on Schedule 2.12(b) is a list of all locations where any of the Personal Property or the Company’s or any of its Subsidiaries’ inventories (other than goods in transit in the ordinary course of business, consistent with past practices) are located.

(h)                                 The real and personal property identified on such Schedule 2.12(a) and Schedule 2.12(b) includes all material property and assets used or required for use in the Company’s and its Subsidiaries’ businesses, except for property not required to be disclosed on such Schedule.

2.13                                       Collectibility of Receivables

All of the accounts receivable of the Company and its Subsidiaries shown or reflected on the Company’s balance sheet dated December 31, 2007 (the “12/31 Balance Sheet”), less a reserve for bad debts in the amount of $17,644 (the “Allowed Reserve”) (regardless of the total amount of reserves that may appear on the 12/31 Balance Sheet) and less any portion of such accounts receivable collected prior to the Closing are (a) valid and enforceable claims, (b) arose out of transactions with unaffiliated, independent third parties, (c) fully collectible within one hundred fifty (150) days of the Closing Date through normal means of collection, and (d) subject to no set-off, defense or counterclaim.  The reserves for doubtful accounts and the values at which accounts receivable are accrued on the Financial Statements and the 12/31 Balance Sheet are in accordance with GAAP applied on a basis consistent with prior financial statements of the Company, on a consolidated basis.  A complete and accurate list of each account receivable accrued on the 12/31 Balance Sheet that remains uncollected (the “12/31 Balance Sheet AR”), which lists the name, age and amount thereof, and any reserve for bad debts related thereto, is attached as Schedule 2.13.  Since the Base Balance Sheet Date, there has not been a material change in the Company’s or its Subsidiaries’ receivables’ aging practice.

2.14                                       Inventories

Notwithstanding any other provision hereof (other than Section 2.9(e) regarding the elimination or disposal of inventory since the Base Balance Sheet Date), Parent accepts the Company’s inventory “AS IS, WHERE IS”, and neither the Company nor the Company Shareholders makes any representation or warranty of any kind with respect to the Company’s or its Subsidiaries’ inventory.  Without limitation to the foregoing, neither the Company nor the Company Shareholders makes any representation or warranty with respect to whether the Company’s inventory is good or saleable or the extent to which any inventory may be obsolete.  Notwithstanding the foregoing, the parties acknowledge and agree that the Merger Consideration was reduced from $7,500,000 to $7,250,000 to address all potential inventory issues (other than Section 2.9(e) regarding the elimination or disposal of inventory since the Base Balance Sheet Date).  The parties agree that in the event of a conflict between this provision and another provision hereof (such as another provision which may imply that the Company or the Company Shareholders are making a representation or warranty related to the Company’s or its Subsidiaries’ inventory (other than Section 2.9(e) regarding the elimination or disposal of inventory since the Base Balance Sheet Date)), this provision shall control and limit the other conflicting provision.

2.15                                       Intellectual Property Rights

(a)                                  For purposes of this Section 2.15, “Intellectual Property” means all Patents, Marks, Copyrights and Trade Secrets, and any licenses (in or out) of or relating to any Patents, Marks, Copyrights and Trade Secrets, owned or used by the Company or any of its Subsidiaries.

(b)                                 All rights of ownership of, or material licenses to use, material Intellectual Property held by the Company or any of its Subsidiaries are listed on Schedule 2.15.  There are no Intellectual Property rights other than those set forth on Schedule 2.15, necessary to or regularly used in, the conduct of the business of the Company or any of its Subsidiaries as presently conducted or presently in the process of development.

(c)                                  Except as set forth on Schedule 2.15, all rights to Patents, Marks, and Copyrights required to be listed in Schedule 2.15:

(i)                                     have been duly registered, filed in, or issued by, the United States Patent and Trademark Office, and United States Register of Copyrights;

(ii)                                  have been properly maintained and renewed in accordance with all applicable laws and regulations in the United States; and

(iii)                               have been duly assigned to the Company or one of its Subsidiaries and such assignment(s) have been recorded in the appropriate government offices.

(d)                                 No proceedings to which the Company or any of its Subsidiaries is a party have been commenced which (i) challenge the rights of the Company or any of its Subsidiaries in respect of the Intellectual Property listed on Schedule 2.15, or (ii) charge the Company or any of its Subsidiaries with infringement of any other person’s rights in Intellectual Property and, to the Knowledge of the Company, no such proceeding has been threatened or is threatened to be filed.  To Company’s Knowledge, none of the rights in Intellectual Property listed on Schedule 2.15 is being infringed by any other person.

(e)                                  Except as set forth on Schedule 2.15, no Affiliate, director, officer or employee of the Company or any of its Subsidiaries owns, directly or indirectly, in whole or in part, any Intellectual Property right which the Company or any of its Subsidiaries have used, is presently using, or the use of which is reasonably necessary to any of their businesses as now conducted or presently contemplated to be conducted.

(f)                                    In addition to the Intellectual Property described above, the Company and each of its Subsidiaries has the right to use, free and clear of any claims or rights of others, except claims or rights described in Schedule 2.15, all Trade Secrets required for or used in the manufacture or marketing of all products formerly or presently produced by the Company or any of its Subsidiaries, including products licensed from others.  The Company has disclosed to Parent all written documentation relating to its and each of its Subsidiaries’ Trade Secrets.  Neither the Company nor any of its Subsidiaries is using or in any way making use of any Trade Secrets of any third party, including without limitation, a former employer of any present or past employee of the Company or any of its Subsidiaries.

2.16                                       Contracts and Commitments

(a)                                  Except for contracts, commitments, plans, agreements, arrangements, understandings and licenses described in Schedule 2.16(a) hereto (the “Material Contracts”), neither the Company nor any of its Subsidiaries is a party to or subject to any Contract (excluding purchase orders entered into in the ordinary course of business):

(i)                                     for the purchase of any commodity, material, equipment or asset (except for purchase orders in the ordinary course of business, consistent with past practice, or contracts involving payments of less than $50,000 each);

(ii)                                  creating any obligations of the Company or any of its Subsidiaries after the Base Balance Sheet Date which call for payments of more than $15,000 during any month for agreements without a fixed term or more than $50,000 over the term of the agreement for agreements with a fixed term;

(iii)                               providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

(iv)                              which by its terms does not terminate or is not terminable without premium or penalty by the Company or any of its Subsidiaries, as applicable (or their respective successors or assigns) upon notice of ninety (90) days or less;

(v)                                 for the sale or lease of its products not made in the ordinary course of business;

(vi)                              with any sales agent or distributor of products of the Company or any of its Subsidiaries;

(vii)                           containing covenants limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any person or entity;

(viii)                        for a license or franchise (as licensor or licensee or franchisor or franchisee);

(ix)                                involving any arrangement or obligation with respect to the return of inventory or merchandise other than on account of a defect in condition, or failure to conform to the applicable contract;

(x)                                   with the United States government;

(xi)                                which contains covenants as to noncompetition or nonsolicitation restricting or for the benefit of the Company or any of its Subsidiaries; or (excluding Contracts entered into in the ordinary course of business consistent with past practices) which contains covenants as to nondisclosure or confidentiality restricting or for the benefit of the Company or its Subsidiaries; or

(xii)                             which is material to the assets or business of the Company or any of its Subsidiaries.

(b)                                 Each of the contracts, commitments, plans, agreements and licenses to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries is subject (whether written or oral), including those listed on Schedule 2.16(a) (each a “Contract”) is valid, binding and enforceable against the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, against the other parties thereto; the Company and its Subsidiaries, as applicable, is in material compliance with all terms and conditions of each Contract; and neither the Company nor any of its Subsidiaries has given or received notice of any alleged violation of or default under any such Contract.

(c)                                  Except as set forth on Schedule 2.16(c), since January 1, 2007, neither the Company nor any of its Subsidiaries have experienced any termination, cancellation, limitation or modification or material and adverse change in any business relationship with any material supplier or material customer, nor has the Company or any of its Subsidiaries received notice or otherwise have Knowledge that any material customer or material supplier intends to cease, or materially reduce or change the terms of, doing business with the Company or any of its Subsidiaries or to terminate any agreement with the Company or any of its Subsidiaries, where any such action, individually or in the aggregate, has had or would have a Material Adverse Effect.  Schedule 2.16(c) lists every material customer or supplier of the Company and each of its Subsidiaries and the amount of business with that customer.  For purposes hereof, (i) a supplier is material if during fiscal 2005, 2006 or 2007, it accounted for more than five percent (5%) by value of the orders of the Company and its Subsidiaries, taken as a whole, for purchase of all their raw materials and other products essential to their manufacturing processes for such year, and (ii) a customer is material if it accounted for more than three percent (3%) by value of the orders of the Company and its Subsidiaries, taken as a whole, in either fiscal 2005, 2006 or 2007.

(d)                                 All of the Company’s sales and purchase commitments were made in the ordinary course of business, consistent with past practices.

2.17                                       Labor and Employee Relations

(a)                                  Except as shown on Schedule 2.17 hereto, there are no currently effective consulting, employment, noncompetition, nonsolicitation, retention, severance or change of control agreements, or other material agreements with individual consultants, directors or employees to which the Company or any of its Subsidiaries is a party.  Complete and accurate copies of all such written agreements have been delivered to Parent.  Also shown on Schedule 2.17 are the name and rate of compensation (including all bonus compensation) of each officer, employee or agent of the Company and each of its Subsidiaries.

(b)                                 None of the employees of the Company or any of its Subsidiaries is covered by any collective bargaining agreement with any trade or labor union, employees’ association or similar association.  There are no representation elections, arbitration proceedings, labor strikes, slowdowns or stoppages, or claims of discrimination or unfair labor practices pending, or, to the Knowledge of the Company, threatened, with respect to the employees of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries experienced any work stoppage or other material labor difficulty during the five (5) years immediately preceding the date of this Agreement.

(c)                                  the Company and each of its Subsidiaries has complied in all material respects with applicable laws, rules and regulations relating to the employment of labor, including without limitation those relating to wages, hours, unfair labor practices, discrimination, and payment of social security and similar taxes.  There are no complaints against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any similar state or local labor agencies, or before the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee or former employee of the Company or any of its Subsidiaries.

(d)                                 Except as described on Schedule 2.17, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not trigger any entitlement to compensation, severance pay or change of control obligation to any current or former employee, director or consultant of the Company or its Subsidiaries under any contract, agreement, arrangement, commitment or understanding or at law.

(e)                                  The Company has provided to Parent a complete description of all employment policies under which the Company and each of its Subsidiaries has operated or which have been communicated to their employees.

(f)                                    Except as set forth in Schedule 2.17, the Company and each of its Subsidiaries has paid in full (or made provisions for payment in full) to each of their employees, agents and contractors all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them which have become due and payable.  Neither the Company nor any of its Subsidiaries have and will not have on the Closing Date, any contingent liability for sick leave, vacation time, holiday pay, severance pay or similar items not set forth on Schedule 2.17, excluding such amounts arising in the ordinary course of business.  Schedule 2.17 sets forth, as of January 1, 2008, all accrued vacation pay of the Company and its Subsidiaries.

(g)                                 In the past three (3) years, except as set forth on Schedule 2.17, there has not been any citation, fine or penalty imposed or asserted against the Company or any of its Subsidiaries under any law or regulation relating to employment, immigration or occupational safety matters.

2.18                                       ERISA and Employee Benefits

(a)                                  Schedule 2.18 sets forth a brief description of every plan, arrangement or policy, written or oral, relating to employees of the Company or any of its Subsidiaries or of any member of a controlled group or affiliated service group (as defined in Internal Revenue Code Section 414(b), (c), (m) and (o)) which includes the Company or any of its Subsidiaries (an “ERISA Affiliate”), which is:

(i)                                     an employee benefit plan within the meaning of Section 3 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); or

(ii)                                  a multiemployer pension plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA; or

(iii)                               a compensation, stock purchase, stock option, stock bonus, stock appreciation, phantom stock, severance, deferred compensation, health, welfare, life, disability or other benefit plan, fund, program, arrangement or practice which is not covered by clause (i) or (ii) above (including policies related to vacation pay, holiday time, moving expense reimbursement programs, sick leave and salary reduction agreements, charge-in-control agreements, and severance agreements).

(Hereinafter, “ERISA Benefit Plan” refers to plans or arrangements under clauses (i) and (ii) above and “Benefit Plan” refers to plans or arrangements under clauses (i) - (iii) above.)

(b)                                 There are no agreements or commitments of the Company or any ERISA Affiliate, whether or not legally binding, to create any additional ERISA Benefit Plan or Benefit Plan not listed on Schedule 2.18.  Except as set forth on Schedule 2.18, there have been no multiemployer pension plans or defined benefit pension plans covering employees of the Company or an ERISA Affiliate within the last ten (10) years.

(c)                                  With respect to each Benefit Plan, the Company has furnished to Parent complete and accurate copies of each Benefit Plan described in Schedule 2.18, including all amendments thereto.  With respect to each ERISA Benefit Plan, the Company has also furnished the three most recent Form 5500s and the most recent Internal Revenue Service determination letter (if any), plan actuarial report, summary plan description, summary annual report and employee manual, discrimination testing results for any benefit plan qualified under Section 401(a) of the Code for the current year and three prior years as well as summaries of material modifications, material employee communications, and all reports of the Benefit Plan required by ERISA and the regulations thereunder.  The Company has also furnished Parent copies of any insurance contracts or trust agreements through which any ERISA Benefit Plan is funded, any custodial or investment contracts relating to assets or benefits under the Benefit Plan, any contracts relating to record keeping or administration for the Benefit Plan, and notice of any material adverse change occurring with respect to any Benefit Plan since the date of the most recently completed and filed annual report.

(d)                                 Neither the Company nor any of its Subsidiaries have any ERISA Benefit Plan which constitutes a pension plan within the meaning of Section 3(2) of ERISA.

(e)                                  Except as set forth on Schedule 2.18, with respect to each Benefit Plan:

(i)                                     each Benefit Plan complies currently in all material respects and has complied in all material respects in the past, as to form and operation, with the provisions of all applicable Federal and state laws, such as ERISA and the Internal Revenue Code, including without limitation all requirements regarding discrimination, disclosure, and continuation coverage (under Section 4980B of the Code); and no nonexempt “prohibited transaction” (as defined in Section 4975 of the Code or enumerated in Section 406(a) or (b) of ERISA) has occurred;

(ii)                                  all required government filings, reports, and notices have been properly and timely made, and all such filings and employee disclosures required to be made within thirty (30) days after Closing that are based in whole or in part upon the period prior to the Closing shall have been prepared and delivered to Parent on or before the Closing;

(iii)                               no such Benefit Plan is currently under audit or investigation by any governmental agency or body;

(iv)                              there are no actions, suits or claims (other than routine claims for benefits) pending or, to Company’s

Knowledge, threatened against any of the Benefit Plans or against the assets of any Benefit Plan;

(v)                                 all premiums and contributions due in connection with the Benefit Plan, including without limitation premiums due the PBGC and premiums for life and health insurance and annuity contracts, have been paid in full when due and, except as specifically disclosed on Schedule 2.18, there are no such premiums that are attributable to any period of time before the Closing that will not have been paid on or before the Closing;

(vi)                              all reports and filings made pursuant to ERISA, including without limitation all form 5500 and attachments, summary annual reports, and participant reports, and any other documents reasonably necessary to enable Parent to perform its responsibilities with respect to any employee program subsequent to the Closing, are and shall be available at the offices of the Company on and immediately after the Closing;

(vii)                           except as required by COBRA (Section 4980B of the Internal Revenue Code) or the Family Medical Leave Act, no Benefit Plan provides health or other welfare benefits to retirees, former employees, or their dependents.

(f)                                    Except as required by COBRA or the Family Medical Leave Act, neither the Company nor any ERISA Affiliate has made any promises or incurred any obligation to provide any health or other welfare benefits to any retirees, former employees, or their dependents.

(g)                                 The execution and delivery of this Agreement and the Ancillary Agreements by the Company and the consummation of the transactions contemplated hereunder and thereunder:

(i)                                     do not constitute a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code;

(ii)                                  will not result in any obligation or liability of the Parent or the Company to any employee of the Company or any ERISA Affiliate or to the PBGC in respect of any Benefit Plan (other than $40,000 in respect of the Employment Contract).

2.19                                       Environmental Matters

(a)                                  Except as disclosed in Schedule 2.19 hereto, any and all Hazardous Materials used or generated by the Company or any of its Subsidiaries have always been and are being generated, used, stored, treated and disposed on and at any of the properties or Facilities owned or leased by the Company and each of its Subsidiaries, or, to the Knowledge of the Company, any predecessors-in-interest of the Company and each of its Subsidiaries (for the purposes of this Section 2.19, a “Site”) in compliance with all applicable Environmental Laws.

(b)                                 Except as set forth on Schedule 2.19 hereto, neither the Company nor any of its Subsidiaries has received or become subject to any claim, notice, complaint, Court Order, administrative order or request for information from any Governmental Authority or private party or any other Person (i) alleging violation of, or asserting any exceedence or noncompliance with any Environmental Law, by it, (ii) asserting potential liability, (iii) requesting information, or (iv) requesting investigation or clean-up of any Site under any Environmental Law.

(c)                                  Except as disclosed in Schedule 2.19, no Hazardous Materials used or generated by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any predecessors-in-interest to the Company or any of its Subsidiaries, have ever been, or are being spilled, released, discharged, disposed, placed, leaked, or otherwise caused to become located in the air, soil or water in, under or upon a Site or any land adjacent thereto in violation of Environmental Law.

(d)                                 Neither the Company nor any of its Subsidiaries has received any notice that any Sites or facilities to which any Hazardous Materials have been shipped or sent to are subject to or, to the Knowledge of the Company, are threatened to become subject to any governmental response action or clean up order.

(e)                                  Except as set forth on Schedule 2.19 neither the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any predecessor-in-interest to the Company or any of its Subsidiaries, have treated, stored for more than ninety (90) days, disposed of or recycled any Hazardous Materials on any Site nor to Company’s Knowledge has anyone else, treated, stored for more than ninety (90) days, disposed of or recycled any of the foregoing on any Site.

(f)                                    Except as disclosed in Schedule 2.19 hereto, Hazardous Materials have been collected, managed, recycled, shipped and disposed by the Company and each of its Subsidiaries in accordance with all Environmental Laws.

(g)                                 All underground tanks and other storage facilities for Hazardous Materials located at any Site are disclosed in Schedule 2.19 hereto and, except as set forth on Schedule 2.19, to the Knowledge of the Company, no other underground tanks or other storage facilities for Hazardous Materials have been located on a Site.  To the extent that such documents are reasonably available and in the possession or control of the Company, copies of all notifications made to Federal, state or local authorities pursuant to Environmental Laws relating to underground storage tanks have been provided to Parent.  As of the date hereof, none of such tanks and other underground storage facilities are in violation of any Environmental Law, in any respect.

(h)                                 Except as disclosed in Schedule 2.19 hereto, all wells, water discharges and other water diversions and all air emission sources on any Site are properly registered and/or permitted under, and copies of such permits have been provided to Parent and do not violate any applicable law.

(i)                                     Except as set forth on Schedule 2.19, to the Company’s Knowledge, there are no asbestos-containing materials, or capacitors, transformers or other equipment or fixtures containing PCBs located at any Site.

(j)                                     To the Knowledge of the Company, neither the Company nor any of its Subsidiaries produces, purchases or uses in its products, or purchases or uses any material, part, component or subassembly incorporated into its products, containing any chemical or other material to which state packaging and/or disclosure laws apply except as set forth on Schedule 2.19.

(k)                                  There are no Encumbrances (except for Permitted Encumbrances) under Environmental Laws on any Site or any assets of the Company or any of its Subsidiaries and no governmental actions have been taken or, to the Knowledge of the Company, are in process which with the passage of time are likely to subject any Site to such Encumbrances (except for Permitted Encumbrances) with respect to Environmental, Health and Safety Liabilities.

(l)                                     To the extent that such documents are reasonably available and in the possession or control of the Company, the Company has made available to Parent all environmental reports, audits, assessments or studies within the possession of the Company or any of its Subsidiaries with respect to the Company’s or any of its Subsidiaries’ Facilities or any Site and the results of sampling and analysis of any asbestos, air, soil, or water, including ground and surface water, undertaken with respect to its Facilities or any Site.

(m)                               Except as disclosed on Schedule 2.19 hereto, the Company and each of its Subsidiaries is in material compliance with all Federal and state worker safety laws and requirements, including, but not limited to requirements under the Occupational Safety and Health Act.

2.20                                       Governmental Authorizations

The Company and each of its Subsidiaries holds all material Governmental Authorizations which are required to permit it to conduct their business as presently conducted.  All such Governmental Authorizations are listed on Schedule 2.20 hereto, together with the applicable expiration date, and are now, and will be after the Closing, valid and in full force and effect, and Parent shall have full benefit of the same.  Neither the Company nor any of its Subsidiaries have received any notification of any present failure (or past and unremedied failure) by any of them to obtain any such Governmental Authorization, approval or franchise, and no proceeding is pending, or to the knowledge of the Company, threatened, seeking the revocation or limitation of any Government Authorization.

2.21                                       Warranty or Other Claims

(a)                                  Except as set forth on Schedule 2.21, the Company does not have Knowledge of any existing or threatened claims against the Company or any of its Subsidiaries for services or merchandise that are defective or fail to meet any product warranties.  No claim has been asserted against the Company or any of its Subsidiaries for renegotiation or price redetermination of any business transaction.

(b)                                 To Company’s Knowledge, (i) all products that were designed, manufactured or sold by the Company or any of its Subsidiaries complied with applicable contracts, agreed product specifications, Laws and standards (whether of the Company or any of its Subsidiaries, government or industry), and (ii) there are no defects in such products.  Schedule 2.21 sets forth the Company’s and each of its Subsidiaries’ experiences with returns of products sold by the Company or any of its Subsidiaries for fiscal years 2005, 2006 and 2007 and for the portion of the current fiscal year (including claims or notices that products may or will be returned, whether by reason of alleged overshipments, defective merchandise or otherwise).

2.22                                       Litigation

Except for matters described in Schedule 2.22 hereto, there is no action, suit, claim, proceeding, arbitration or (to Company’s Knowledge) investigation pending (or, to the Knowledge of the Company, threatened) against or, to the Knowledge of the Company, otherwise involving, the Company Shares, or the Company, any of its Subsidiaries or any of their Affiliates, or to the Company’s Knowledge any of their respective officers, directors, former officers or directors, employees, stockholders or agents (in their capacities as such) and there are no outstanding Court Orders to which the Company or any of its Subsidiaries is a party or by which any of the assets of the Company or any of its Subsidiaries are bound.

2.23                                       Insurance

(a)                                  Schedule 2.23 contains a complete and correct list of all policies of insurance maintained by the Company and each of its Subsidiaries (including insurance providing benefits for employees) in effect on the date hereof, together with complete and correct information with respect to the premiums, coverages, insurers, expiration dates, and deductibles in respect of such policies.

(b)                                 Except as set forth on Schedule 2.23, there are no claims pending under any of said policies, or disputes with insurers, and all premiums due and payable thereunder have been paid, and all such policies are in full force and effect in accordance with their respective terms.  No notice of cancellation or termination has been received with respect to any such policy.

(c)                                  Except as forth on Schedule 2.23, to Company’s Knowledge, neither the Company nor any of its Subsidiaries has any current or prior insurance policy which remains subject to retrospective adjustment of the premiums payable thereunder.

2.24                                       Finder’s Fee

The Company has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

2.25                                       Transactions with Interested Persons

Except as provided on Schedule 2.25, no officer, director or stockholder of the Company, any of its Subsidiaries, or any of their Affiliates, or any of their respective spouses or children, (a) owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director of, any customer, competitor or supplier of the Company or any of its Subsidiaries, or any organization which has a material Contract with the Company or any of its Subsidiaries, or (b) has any Contract with the Company or any of its Subsidiaries.

2.26                                       Absence of Sensitive Payments

Neither the Company, any of its Subsidiaries, nor any of their Affiliates, nor any of their respective directors, officers, agents, stockholders or employees, on behalf of any of them:

(a)                                  has made or has agreed to make any contributions, payments or gifts of funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States, any state thereof, or any other jurisdiction (foreign or domestic);

(b)                                 has established or maintained any unrecorded fund or asset for any purpose, or has made any false or artificial entries on any of its books or records for any reason; or

(c)                                  has made or has agreed to make any contribution or expenditure, or has reimbursed any political gift or contribution or expenditure made by any other person to candidates for public office, whether federal, state or local (foreign or domestic) where such contributions were or would be a violation of applicable law.

2.27                                       Copies of Documents; Books and Records

Complete and correct copies of any underlying documents listed in any Schedules delivered pursuant to this Article 2 or described as having been delivered to Parent in this Article 2, together with all amendments, renewals and modifications related thereto have been delivered to Parent.  The minute books of the Company contain true, complete and accurate records of all meetings held of, and corporate action taken by, the shareholders, the boards of directors, and committees of the boards of directors of the Company.  The stock books of the Company and each of its Subsidiaries are true, complete and correct.

Absence of Material Adverse Effect.  Since the Base Balance Sheet Date, there has not been any Material Adverse Effect.

2.29                                       Disclosure of Material Information

Neither this Agreement, any Ancillary Agreement, nor any exhibit or Schedule hereto or certificate issued pursuant hereto contains any untrue statement of a material fact by the Company or the Company Shareholders, or omits to state a material fact Known to the Company or the Company Shareholders necessary to make the statements by the Company or the Company Shareholders herein or therein not misleading, relating to the Company Shareholders or the business or affairs of the Company or any of its Subsidiaries.

2.30                                       No Other Representations

Except with respect to the representations and warranties expressly contained in this Agreement, including, without limitation, Section 2.29, COMPANY AND THE COMPANY SHAREHOLDERS HAVE NOT MADE AND DO NOT MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND WITH RESPECT TO THE COMPANY, THE SUBSIDIARIES, THE COMPANY’S SECURITIES, THE ASSETS OR LIABILITIES OF THE COMPANY OR THE SUBSIDIARIES OR ANY OTHER MATTER; AND COMPANY AND THE COMPANY SHAREHOLDERS SPECIFICALLY HAVE NOT MADE AND DO NOT MAKE ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT THERETO.

ARTICLE 3.                                REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company and the Company Shareholders as follows:

3.1                                             Organization of Parent

Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

3.2                                             Authorization of Transaction

Parent has the full power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements and to carry out the transactions contemplated hereby and thereby.  All necessary action, corporate or otherwise, has been taken by Parent to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the same are the valid and binding obligation of Parent enforceable in accordance with their terms.

3.3                                             No Conflict of Transaction with Obligations and Laws

Except as forth on Schedule 3.3, neither the execution, delivery and performance of this Agreement or any of the Ancillary Agreements, nor the performance of the transactions contemplated hereby or thereby, will:  (i) constitute a breach or violation of the Parent’s Charter or bylaws; (ii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under any material agreement, instrument or obligation to which Parent is a party or by which it or its assets are bound which would materially affect the performance by Parent of its obligations under this Agreement; or (iii) result in a violation of any Law or Court Order applicable to Parent.

3.4                                             Finder’s Fee

Parent has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

ARTICLE 4.                                COVENANTS

The parties, as applicable, hereby covenant and agree as follows:

4.1                                             Normal Course

From the date hereof until the Closing Date, the Company shall, and shall cause each of its Subsidiaries to: (i) maintain its corporate existence in good standing; (ii) maintain the general character of its business; (iii) maintain in effect all of its presently existing insurance coverage (or substantially equivalent insurance coverage), other than the Life Insurance Policies; (iv) use commercially reasonable efforts to preserve intact in all material respects its business organization, preserve its goodwill and the confidentiality of its business know-how, use commercially reasonable efforts to keep available to the Company and each of its Subsidiaries, as applicable, the services of its current officers and key employees and preserve its present material business relationships with its collaborators, licensors, customers, suppliers and other Persons with which the Company and each of its Subsidiaries has material business relations; and (v) in all respects conduct its business only in the usual and ordinary manner consistent with past practice and perform all Contracts.

4.2                                             Conduct Of Business

From the date hereof until the Closing Date, except as set forth in Schedule 4.2 or as expressly contemplated by Section 4.9 with respect to the Life Insurance Policies and the Employment Contract, the Company shall not, and the Company shall cause each of its Subsidiaries not to, directly or indirectly do, or propose to do, any of the following, without the prior written consent of Parent, which consent shall not be unreasonably withheld:

(a)                                  amend or otherwise modify its Organizational Documents;

(b)                                 issue, sell, dispose of or Encumber (excluding Permitted Encumbrances) or authorize the issuance, sale, disposition or Encumbrance

(excluding Permitted Encumbrances) of, or grant or issue any option, warrant or other right to acquire or make any agreement of the type referred to in Section 2.2 with respect to any shares of its capital stock or any of its other securities or any security convertible or exercisable into or exchangeable for any such shares or securities, or alter any term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

(c)                                  Encumber (excluding Permitted Encumbrances) any material assets or properties of the Company or any of its Subsidiaries;

(d)                                 declare, set aside, make or pay any dividend or other distribution to any shareholder with respect to the capital stock of the Company or any of its Subsidiaries;

(e)                                  redeem, purchase or otherwise acquire any capital stock or other securities of the Company or any of its Subsidiaries;

(f)                                    increase the compensation or other remuneration or benefits payable or to become payable to any director or officer of the Company or any of its Subsidiaries, or increase the compensation or other remuneration or benefits payable or to become payable to any of its other employees or agents, except for increases in the ordinary course of business;

(g)                                 adopt or (except as otherwise required by law) amend or make any unscheduled contribution to any ERISA Benefit Plan for or with employees, or enter into any collective bargaining agreement;

(h)                                 terminate or modify any Contract requiring future payments to or from the Company or any of its Subsidiaries, individually or in the aggregate, in excess of $10,000, except for termination of Contracts upon their natural expiration during such period in accordance with their terms;

(i)                                     create, incur, assume or otherwise become liable for any indebtedness in an aggregate amount in excess of $50,000, or guarantee or endorse any obligation or the net worth of any Person, except for endorsements of negotiable instruments for collection in the ordinary course of business;

(j)                                     pay, discharge or satisfy any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, in an aggregate amount in excess of $50,000, except for liabilities incurred in the ordinary course of business;

(k)                                  sell, transfer, lease or otherwise dispose of any of its assets or properties, except for sales of inventory and products in the ordinary course of business consistent with past practice;

(l)            cancel, compromise, release or waive any material debt, claim or right;

(m)          make any loan or advance to any Person other than travel and other similar routine advances in the ordinary course of business consistent with past practice, or acquire any capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other business enterprise;

(n)           make any material capital investment or expenditure or capital improvement, addition or betterment, in excess of $50,000;

(o)           change its method of accounting or the accounting principles or practices utilized in the preparation of the Financial Statements, other than as required by GAAP or applicable law;

(p)           institute or settle any Proceeding before any Governmental Authority relating to it or its assets or properties;

(q)           adopt a plan of dissolution or liquidation with respect to the Company or any of its Subsidiaries;

(r)            create any obligation or liability to any of their Affiliates, officers, directors or stockholders other than as expressly permitted by this Agreement, or make any loans or advances to any of their Affiliates, officers, directors or stockholders, except normal compensation, benefits and expense allowances;

(s)           enter into any Contract, except Contracts made in the ordinary course of business consistent with past practice;

(t)            except as required by law, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(u)           take or omit to take any action that would constitute a material violation of or material default under, or waive any material rights under, any material Contract;

(v)           except for sales of inventory in the ordinary course of business consistent with past practice, eliminate or dispose of any inventory, whether or not any such elimination or disposal is reserved against or reflected in the Financial Statements of the Company;

(w)          enter into any commitment to do any of the foregoing, or any action that would make any of the representations or warranties of the Company or any of its Subsidiaries contained in this Agreement untrue or incorrect in any material respect (subject to the knowledge and materiality limitations set forth therein) or cause any covenant, condition or agreement of the Company or any of its Subsidiaries in this Agreement not to be complied with or satisfied in any material respect; or

(x)            enter into any contracts or other agreements of any nature whatsoever that would require the consent of or notice to any third party in connection with the Merger or the transactions contemplated hereby.

4.3                     Certain Filings

The Company shall cooperate with Parent with respect to all filings with Governmental Authorities that are required to be made by the Company or any of its Subsidiaries to carry out the transactions contemplated by this Agreement and the Ancillary Agreements.  The Company and each of its Subsidiaries shall assist Parent in making all such filings, applications and notices as may be necessary or desirable in order to obtain the authorization, approval or consent of any Governmental Authority that may be reasonably required or which Parent may reasonably request in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

4.4                     Notification Of Certain Matters

The Company shall promptly notify Parent of (i) the occurrence or non-occurrence of any fact or event of which the Company has Knowledge that would be reasonably likely (A) to cause any representation or warranty of the Company, any of its Subsidiaries and/or each of the Company Shareholders contained in this Agreement or any Ancillary Agreements to be untrue or incorrect in any material respect at any time from the date hereof to the Closing Date or (B) to cause any covenant, condition or agreement of the Company, any of its Subsidiaries and/or each of the Company Shareholders in this Agreement or any Ancillary Agreements not to be complied with or satisfied in any material respect and (ii) any failure of the Company, any of its Subsidiaries and/or each of the Company Shareholders to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or thereunder in any material respect; provided, however, that no such notification shall affect the right of Parent to rely on the representations and warranties of the Company in this Agreement prior to the Closing, or the conditions to the obligations of Parent, or the remedies available hereunder or thereunder to Parent prior to the Closing.  If the Company or any Company Shareholder provides Parent with such a notice, which shall be reasonably detailed, and Parent chooses to proceed to Closing, then notwithstanding the foregoing or any other provision of this Agreement, unless the Company and the Parent otherwise agree in writing (a) the Company and the Company Shareholders shall not be deemed to have breached or violated this Agreement as a result and to the extent of the information contained in any such notice; and (b) the Company Shareholders shall have no liability or obligation, and Parent Indemnified Parties shall not have the right to be indemnified or to pursue any other claim or cause of action, for any matter contained in the notice.  The Company, each of its Subsidiaries and/or each of the Company Shareholders shall give prompt notice to Parent of any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

4.5       No Solicitation

From the date hereof until the earlier of (i) February 29, 2008, or (ii) termination of this Agreement, the Company and the Company Shareholders shall not, and shall not permit any Subsidiary of the Company or any officer, director, shareholder, employee, investment banker or other agent of the Company to, directly or indirectly, (A) solicit, engage in discussions or negotiate with any Person (whether or not such discussions or negotiations are initiated by the Company), or take any other action intended or designed to facilitate the efforts of any Person, other than Parent, relating to the possible acquisition of the Company or any of its Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any significant portion of any of their capital stock or assets (an “Alternative Acquisition”), (B) provide information with respect to the Company or any of its Subsidiaries to any Person, other than Parent, relating to a possible Alternative Acquisition by any Person, other than Parent, (C) enter into an agreement with any Person, other than Parent, providing for a possible Alternative Acquisition, or (D) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Parent.

4.6                     Access To Information; Confidentiality

(a)           Subject to the following sentence, upon reasonable written notice, the Company and each of its Subsidiaries shall permit representatives of Parent to have access (at all reasonable times and in a manner so as not to interfere with the normal business operations of the other party) to all premises, properties, financial and accounting records, Contracts, other records and documents, and personnel of or pertaining to the Company and each of its Subsidiaries, all in accordance with the terms of the Confidentiality Agreement.  Notwithstanding the foregoing sentence, (i) prior to having any contact with any of the Company’s or any of its Subsidiaries’ employees, customers or suppliers, Parent and Mr. Con Oswald, on behalf of the Company and its Subsidiaries, shall agree to the terms of such contact; and (ii) prior to conducting any environmental testing, assessment or investigation with respect to any real property owned or used by the Company or any of its Subsidiaries, Parent and the Company shall have entered into a mutually agreed upon written site access agreement with respect to such testing, assessment and investigation, provided, however, that neither the Company nor any of its Subsidiaries shall unreasonably withhold, condition or delay their approval or consent of Parent’s reasonable requests for access as provided herein.

(b)           Subject to Section 4.4, no investigation or examination by Parent shall diminish, obviate or constitute a waiver of the enforcement of any of the representations, warranties, covenants or agreements of the Company, or any of its Subsidiaries or the Company Shareholders under this Agreement except to the extent that such investigation or examination results in the Company acquiring specific knowledge of the existence and magnitude of claim for indemnification pursuant to Section 8.2(a) prior to the Closing Date.

4.7                     Reasonable Efforts; Further Action

(a)           Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable efforts (exercised diligently and in good faith) to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents, authorizations and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

(b)           Notwithstanding any provision of this Agreement to the contrary, Parent shall not be obligated to divest, abandon, license, dispose of, hold separate or take similar action with respect to any portion of the business, assets or properties (tangible or intangible) of Parent, any of its Subsidiaries or the Company, in connection with seeking to obtain or obtaining any waiver, consent, authorization or approval of any Person associated with the consummation of the transactions contemplated hereby or otherwise.

4.8                     Tax Matters

(a)       Parent shall prepare or cause to be prepared and filed or cause to be filed all Tax Returns for the Company and its Subsidiaries that are filed after the Closing, and be responsible for and pay or cause to be paid all Taxes due with respect to such Tax Returns.

(i)            The Company Shareholders shall cooperate fully with Parent and the Company and its Subsidiaries, as and to the extent reasonably requested by Parent, in connection with the filing of Tax Returns pursuant to this subsection (a), and any audit, litigation or other proceeding with respect to Taxes. To the extent in its possession or under its control, each party agrees (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statue of limitations (and, to the extent notified thereof, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give each other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another party so requests, the other Company shall allow Parent to take possession of such books and records.

(ii)           Parent and the Company Shareholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Sections 6043 or 6043A of the Code, or Treasury Regulations promulgated thereunder.

(b)           All tax-sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

(c)           All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid one-half by Parent and one-half by the Company Shareholders when due, and the Company will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges if required by applicable law, and Parent will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation if required by applicable law.

4.9                     Life Insurance Payments And Employment Contracts

(a)           The Company has cancelled the Life Insurance Policies and prior to the Closing, the Company shall dividend and distribute an amount equal to $1,151,776.87 (which amount equals (i) the cash surrender value of the Life Insurance Policies, minus (ii) $36,051.93, the amount of premiums paid by the Company with respect to the Life Insurance Policies between the Base Balance Sheet Date and the Closing Date) to the Company Shareholders, such that (i) none of the Life Insurance Policies shall be outstanding on the Closing Date and (ii) neither Parent nor the Company shall be Encumbered in any manner whatsoever by the Life Insurance Policies as of and after the Closing or owe any further dividend, payment or other amount related thereto.

(b)           Prior to or at the Closing, the Company shall, and shall cause each of its Subsidiaries, as applicable, to terminate the Employment Contract, at the cost of the Company Shareholders (except $40,000, which is the portion of such cost which is accrued on the Base Balance Sheet, which cost, if the Closing occurs, shall be borne by the Company and Parent and not borne by the Company Shareholders), such that (i) the Employment Contract shall not be outstanding immediately following the Closing and (ii) except as otherwise provided above, neither Parent nor the Company shall be Encumbered in any manner whatsoever by the Employment Contract as of and after the Closing.

4.10     Company Shareholders’ Meeting

Promptly after the execution and delivery of this Agreement, the Company shall take all reasonable actions necessary under all applicable Laws to call, give notice of and hold a meeting of the Company Shareholders to vote on the approval of the Merger, this Agreement, and all the transactions contemplated by this Agreement.  The notice to the Company Shareholders shall include a statement to the effect that the Company’s board of directors has unanimously approved the Merger, this Agreement, and all the transactions contemplated by this Agreement and recommends that the Company Shareholders vote to approve the Merger, this Agreement, and all the transactions contemplated by this Agreement, except to the extent that the fiduciary obligations of the Company’s board of directors may cause the board of directors to withdraw or modify its recommendation.

ARTICLE 5.                                ADDITIONAL COVENANTS OF PARENT AND MERGER SUB

Parent hereby covenants and agrees as follows:

5.1                     Certain Filings

Parent agrees to make or cause to be made all filings with Governmental Authorities that are required to be made by Parent to carry out the transactions contemplated by this Agreement and the Ancillary Agreements.

5.2                     Notification Of Certain Matters

Parent shall promptly notify the Company of (i) the occurrence or non-occurrence of any fact or event of which Parent has knowledge which would be reasonably likely (A) to cause any representation or warranty of Parent contained in this Agreement and/or the Ancillary Agreements to be untrue or incorrect in any material respect at any time from the date hereof to the Closing Date or (B) to cause any covenant, condition or agreement of Parent in this Agreement and/or the Ancillary Agreements not to be complied with or satisfied in any material respect and (ii) any failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the right of the Company to rely on the representations and warranties of Parent in this Agreement prior to the Closing, or the conditions to the obligations of the Company, or the remedies available hereunder or thereunder to the Company prior to the Closing.  If Parent provides the Company with such a notice, which shall be reasonably detailed, and the Company chooses to proceed to Closing, then notwithstanding the foregoing or any other provision of this Agreement, unless the Company and the Parent otherwise agree in writing (a) Parent shall not be deemed to have breached or violated this Agreement as a result and to the extent of the information contained in any such notice; and (b) Parent shall have no liability or obligation, and the Company Indemnified Parties shall not have the right to be indemnified or to pursue any other claim or cause of action, for any matter contained in the notice.  Parent shall give prompt notice to the Company of any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

5.3       Officer and Director Insurance and Indemnification.

(a)           Parent agrees that on and after the Closing Date it shall cause all rights to indemnification or exculpation now existing in favor of the employees, agents, directors and/or officers of each member of the Company and its Subsidiaries (the “Company Indemnified Parties”) as provided in the organizational documents of the Company and its Subsidiaries, or as provided in any agreements between a Company Indemnified Party and the Company or its Subsidiaries that are listed on Schedule 5.3 and which have been provided to Parent prior to Closing (the “Indemnification Agreements”) to continue in full force and effect for a period of six (6) years from the Closing Date; provided, however, that, in the event any claim or claims are asserted or made within such six (6) year period, Parent shall cause all rights to indemnification in respect of any such claim or claims to continue until the final disposition of any and all such claims.  Any determination required to be made with respect to whether a Company Indemnified Party’s conduct complies with the standards set forth in the organizational documents of the Company or its Subsidiaries or the Indemnification Agreements, or whether a Company Indemnified Party is otherwise entitled to indemnification, shall be made by independent counsel selected by the Company Indemnified Party in question and who is approved in advance as reasonably satisfactory to Parent, which approval shall not be unreasonably withheld (whose reasonable fees and expenses shall be paid by the Surviving Corporation).  Parent agrees from and after the Closing Date to cause the Surviving Corporation to fully perform all obligations to be performed with respect to the indemnification of the Company Indemnified Parties.  Parent further agrees that, for six (6) years after the Closing, it shall cause the Surviving Corporation to maintain officers’ and directors’ liability insurance policies indemnifying and holding harmless the Company Indemnified Parties with respect to any actions or omissions occurring prior to the Closing, with amounts of coverage that are not less than, and on terms no less advantageous to the Company Indemnified Parties than, the Company’s existing policy(ies) of officers’ and directors’ liability insurance; provided that in the event any claim is asserted or made within such six (6) year period, Parent shall cause the coverage under such insurance to be continued in respect thereof until final disposition of such claim.  In the event the foregoing indemnities or insurance policies become unavailable or unenforceable for any reason, Parent agrees from and after the Closing to cause the Surviving Corporation to indemnify and hold harmless the Company Indemnified Parties to the same extent as if such indemnities and insurance were available and in full force and effect.  The provisions of this Section 5.3(a) and Section 5.3(b) are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of the Surviving Corporation.

(b)           In the event that, during the six (6) year period described in Section 5.3(a) above (as such may be extended as provided above with respect to on-going claims), the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties, assets or stock to any person, then and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation (or its successors and assigns) shall assume the obligations of the Surviving Corporation set forth in this Section 5.3.

ARTICLE 6.                                CONDITIONS TO OBLIGATIONS OF PARENT.

The obligation of Parent to consummate this Agreement and the transactions contemplated hereby are subject to the satisfaction on or before the Closing of the following actions:

6.1                     Representations and Warranties

The representations and warranties of the Company, each of its Subsidiaries and each of the Company Shareholders contained in this Agreement or in the Schedules hereto or any certificate delivered pursuant hereto shall be true, complete and correct in all material respects (except for representations and warranties that by their terms are already qualified by materiality, which shall be true, complete and correct in all respects) as of the date when made and as of the Closing Date.

6.2                     Performance of Covenants and Agreements

The Company, each of its Subsidiaries and each of the Company Shareholders shall have performed and complied in all respects with each covenant, agreement and condition required by this Agreement and the Ancillary Agreements to be performed or complied with by them at or prior to the Closing Date.

6.3                     No Material Adverse Effect

There shall have been no Material Adverse Effect.

6.4                     Absence of Certain Litigation

There shall not be any (i) injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, (ii) suit, action or other proceeding by any Governmental Authority, or threatened to be filed or initiated, wherein such complainant seeks the restraint or prohibition of the consummation of any material transaction contemplated by this Agreement or asserts the illegality thereof, or (iii) suit, action or other proceeding by a private party pending before any Governmental Authority, or threatened to be filed or initiated, which, in the reasonable opinion of counsel for Parent, is likely to result in the restraint or prohibition of the consummation of any material transaction contemplated hereby or the obtaining of an amount in payment (or indemnification) of material damages from or other material relief against Parent or against any directors or officers of Parent in connection with the consummation of any material transaction contemplated hereby.

6.5                     Resignations

Parent shall have received the written resignations, dated as of the Closing Date, of each of the directors and corporate and executive officers of the Company and each of its Subsidiaries.

6.6                     General Releases

Parent shall have received the General Releases, dated as of the Closing Date, of each of the officers, directors and stockholders of the Company.

6.7                     Retained Liabilities

The Company shall have delivered to Parent evidence reasonably satisfactory to Parent and its counsel that (i) the Company Shareholders are able to deliver all of the Company Shares, free and clear of all Encumbrances of any nature whatsoever at or prior to Closing and (ii) notwithstanding anything herein to the contrary, as of the Closing, the Company and each of its Subsidiaries shall be free and clear of all Encumbrances of any nature whatsoever relating to the Retained Liabilities.

6.8                     Exhibit A

The Company shall have delivered a completed Exhibit A in form and substance reasonably satisfactory to Parent.

6.9                     Third Party Consents

The Company shall have delivered to Parent all consents of third parties necessary to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements, including under any contracts and leases; provided, however, that it shall not be a condition to Parent’s obligations that a consent be obtained if proceeding to Closing without first obtaining such consent would not be likely to result in a Material Adverse Effect or involve a violation of Law.

6.10               Financial Statements

The Company shall have delivered to Parent, at the Company’s cost (which cost notwithstanding any other provision hereof shall not be the responsibility of the Company Shareholders) (i) the audited balance sheet, income statement, statement of changes in stockholders equity and statement of cash flow at and as of the twelve (12) months ended June 30, 2007 with an unqualified audit opinion, and (ii) the remainder of the Financial Statements.

6.11               Opinion of the Company’s Counsel

Varnum, Riddering, Schmidt & Howlett LLP, counsel to the Company, shall have delivered to Parent an opinion in the form of Exhibit C hereto.

6.12               Noncompetition Agreements

Each of the Key Employees shall have executed and delivered to Parent a noncompetition agreement in either the form attached as Exhibit D-1 or Exhibit D-2, or Exhibit D-3, as indicated by Parent.

6.13               FIRPTA Certificate

At the Closing, the Company shall have delivered to Parent a certificate which satisfies the requirements of the regulations under Section 1445 of the Internal Revenue Code of 1986, as amended.

6.14               Secretary’s Certificate

Parent shall have received from the Company a Certificate executed by the Secretary of the Company certifying as to:  (i) the Company’s Charter, certified as of a recent date by the Department of Labor & Economic Growth of the State of Michigan, (ii) the bylaws of the Company, (iii) that said Charter and bylaws as appended thereto have not been amended or modified, (iv) the incumbency of the officers of the Company certifying the names, titles and signatures of the officers authorized to execute this Agreement and the Ancillary Agreements, (v) copies of the minutes, unanimous written consents or resolutions, as applicable, of the Company’s board of directors and stockholders authorizing and approving the Merger and the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, (vi) that said board and stockholders’ minutes, unanimous written consents or resolutions, as applicable, are the only minutes, unanimous written consents or resolutions, as applicable, relating to the subject matter thereof, have not been amended or rescinded and are in full force and effect; and (vii) the number of Company Shares voted in favor of the authorization and approval of the Merger.  Such Certificate shall be in form and substance reasonably satisfactory to Parent.

6.15     Required Shareholder Approval

At a duly called Company Shareholders’ meeting, the Company Shareholders shall have approved this Agreement, the Merger and all transactions contemplated hereby, as required by the MBCA.

ARTICLE 7.                                CONDITIONS TO OBLIGATION OF THE COMPANY.

The obligation of the Company to consummate this Agreement and the transactions contemplated hereby are subject to the satisfaction on or before the Closing of the following actions:

7.1                     Representations and Warranties

The representations and warranties of Parent and Merger Sub contained in this Agreement or in the Schedules hereto or any certificate delivered pursuant hereto shall be complete and correct in all material respects (except for representations and warranties that by their terms are already qualified by materiality, which shall be true, complete and correct in all respects) as of the date when made and as of the Closing Date.

7.2                     Performance of Covenants and Agreements

Each of Parent and Merger Sub shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

7.3                     Required Shareholder Approval

At a duly called Company Shareholders’ meeting, the Company Shareholders shall have approved this Agreement, the Merger and all transactions contemplated hereby, as required by the MBCA.

ARTICLE 8.                                INDEMNIFICATION.

8.1                     Definitions

For purposes of this Article 8:

“Indemnified Person” means any person entitled to be indemnified under this Article 8.

“Indemnifying Person” means any person obligated to indemnify another person under this Article 8.

“Losses” means all losses, damages (including, without limitation, punitive and consequential damages), fines, penalties, liabilities, payments and obligations, and all reasonable expenses related thereto.  Losses shall include any reasonable legal fees and reasonable costs incurred by any of the Indemnified Persons subsequent to the Closing in defense of or in connection with any alleged or asserted liability, payment or obligation, whether or not any liability or payment, obligation or judgment is ultimately imposed against the Indemnified Persons and whether or not the Indemnified Persons are made or become parties to any such action.

“Parent’s Indemnified Persons” means the Parent, its Affiliates and their respective directors, officers, employees, stockholders and agents, the Company after the Closing, and any person serving as a director, officer, employee or agent of the Company at Parent’s request after the Closing.

“Third Party Action” means any written assertion of a claim, or the commencement of any action, suit, or proceeding, by a third party as to which any person believes it may be an Indemnified Person hereunder.

8.2       Indemnification by the Company.

(a)           Subject to the limitations in paragraph (b) below, the Company Shareholders and, prior to the Closing, the Company, jointly and severally agree to defend, indemnify and hold harmless Parent’s Indemnified Persons from and against all Losses directly and indirectly incurred by them to the extent:

(i)            resulting from or arising out of any breach of any of the representations or warranties (other than those in Sections 2.2, 2.3, 2.4, 2.11, 2.12(a), (b), (c) and (h), 2.13, 2.18 and 2.19) made by the Company, any of its Subsidiaries or the Company Shareholders in or pursuant to this Agreement or any Ancillary Agreement;

(ii)           resulting from or arising out of any breach of any of the representations or warranties made by the Company, any of its Subsidiaries or the Company Shareholders pursuant to Sections 2.2, 2.3, 2.4 and 2.12(a), (b), (c) and (h) of this Agreement;

(iii)          resulting from or arising out of any breach of any of the representations and warranties made by the Company, any of its Subsidiaries or the Company Shareholders pursuant to Section 2.11;

(iv)          resulting from or arising out of any breach of any of the representations or warranties made by the Company, any of its Subsidiaries or the Company Shareholders pursuant to Section 2.18 of this Agreement;

(v)           resulting from or arising out of (A) any breach of any of the representations and warranties made by the Company, any of its Subsidiaries or the Company Shareholders pursuant to Section 2.19 or (B) any Third Party Action, whether by a Governmental Authority or other third party for damages, including fines or penalties, or clean-up costs or other compliance costs under any Environmental Law or from the violation of any Environmental Law arising out of the acts or omissions of the Company or any of its Subsidiaries on or before the Closing Date; provided, however, that subparagraph (B) above shall not apply to or impose any liability or obligation on the Company Shareholders or any other Indemnifying Person (x) to perform the removal, abatement or remediation of any asbestos or asbestos-containing materials identified in the Asbestos Inspection and Survey Report, dated December 19, 2007, performed by Grand Rapids Environmental, LLC for Driesenga & Associates, Inc. for Parent, or (y) for or with respect to any Losses arising directly or indirectly from (A) anything disclosed in this Agreement, the Financial Statements or the Schedules hereto (provided such disclosure is reasonably apparent on the face of such documents), and (B) actions or omissions occurring after the Closing Date, including, without limitation, any noncompliance or violations of Environmental Laws, by the Surviving Corporation or its Affiliates after the Closing Date.

(vi)          resulting from or arising out of any breach of any of the representations or warranties made by the Company, any of its Subsidiaries or the Company Shareholders pursuant to Sections 2.13 of this Agreement;

(vii)         resulting from or arising out of any breach of any covenant or agreement made by the Company, any of its Subsidiaries or the Company Shareholders in or pursuant to this Agreement or any Ancillary Agreement;

(viii)        in respect of any Retained Liability;

(ix)           resulting from or arising out of the intentional misrepresentation or intentional breach of warranty of the Company, any of its Subsidiaries or any of the Company Shareholders, or any intentional failure of the Company, any of its Subsidiaries or any of the Company Shareholders to perform or comply with any covenant or agreement of the Company, any of its Subsidiaries or any of the Company Shareholders, respectively; or

(x)            resulting from or arising out of any Third Party Action (including a binding arbitration or an audit by any taxing authority), that it is instituted or threatened against any of Parent’s Indemnified Persons as a result of the matters described in subsections (i)-(ix) of this Section 8.2(a).

(b)           The right to indemnification under paragraph (a) is subject to the following limitations:

(i)            The Company and the Company Shareholders shall have no liability, obligation or loss under paragraph (a) or otherwise with respect to indemnifying any Parent’s Indemnified Person unless one or more of the Parent’s Indemnified Persons gives written notice to the Company Shareholders asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of the period set forth below:

(A)                              for claims under clauses (vi) and (x) (insofar as a claim under clause (x) relates to any matters included under clause (vi)) of paragraph (a) above, a period of thirty (30) business days following the AR Collection Period;

(B)                                for claims under clauses (i) and (x) (insofar as a claim under clause (x) relates to any matter included under clause (i)) of paragraph (a) above, a period of two (2) years from the Closing Date;

(C)                                for claims under clauses (iii), (iv), (v) and (x) (insofar as a claim under clause (x) relates to any matter included under clause (iii), (iv) or (v)) of paragraph (a) above, for so long as any claim may be made in respect of such matters under any applicable statute of limitations, as it may be extended; and

(D)                               for claims under clauses (ii), (vii), (viii), (ix) and (x) (insofar as a claim under clause (x) relates to any matter included under clause (ii), (vii), (viii) or (ix)) of paragraph (a) above, without limitation as to time.

(ii)           For the purpose of this Section 8.2, any qualification of any representations and warranties by reference to the materiality of matters stated therein shall be disregarded in determining any breach thereof or any Losses.

(iii)          Indemnification for claims under paragraph (a) shall be payable by the Company Shareholders only if the aggregate amount of indemnifiable Losses for all claims under this Section 8.2 is in excess $25,000, at which point the Company Shareholders shall be responsible for all such Losses; provided, however, that this clause (b)(iii) shall not apply to claims under clauses (ii), (vi), (vii), (viii), (ix) and (x) (insofar as a claim under clause (x) relates to any matter included under clause (ii), (vi), (vii), (viii) or (ix)) of paragraph (a) above.

(iv)          The Company Shareholders’ aggregate liability for claims made under paragraph (a) shall not exceed the amount set forth below:

(A)                              for claims under clauses (i), (iii), (iv) and (v) and (x) (insofar as a claim under clause (x) relates to any matter included under clause (i), (iii), (iv) and (v)) of paragraph (a) above, an amount equal to 100% of the Merger Consideration; and

(B)                                for claims under clauses (ii), (vi), (vii), (viii), (ix) and (x) (insofar as a claim under clause (x) relates to any matter included under clause (ii), (vi), (vii), (viii) or (ix)) of paragraph (a) above, or for claims arising from the fraud or willful misconduct of the Company, any of its Subsidiaries or any of the Company Shareholders, without limit as to amount.

8.3                     Defense of Third Party Actions

(a)           Promptly after receipt of notice of any Third Party Action, any person who believes he, she or it may be an Indemnified Person will give notice to the potential Indemnifying Person of such action.  The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless it was prejudiced thereby.

(b)           Upon receipt of a notice of a Third Party Action, the Indemnifying Person shall have the right, at its option and at its own expense, to participate in and be present at the defense of such Third Party Action, but not to control the defense, negotiation or settlement thereof, which control shall remain with the Indemnified Person, unless the Indemnifying Person makes the election provided in paragraph (c) below.

(c)           By written notice within forty-five (45) days after receipt of a notice of a Third Party Action, an Indemnifying Person may elect to assume control of the defense, negotiation and settlement thereof, with counsel reasonably satisfactory to the Indemnified Person; provided, however, that the Indemnifying Person agrees (subject to the other limitations set forth herein) (i) to promptly indemnify the Indemnified Person for its reasonable expenses to date, and (ii) to hold the Indemnified Person harmless from and against any and all Losses caused by or arising out of any settlement of the Third Party Action approved by the Indemnifying Person or any judgment in connection with that Third Party Action.  The Indemnifying Persons shall not in the defense of the Third Party Action enter into any settlement or consent to entry of any judgment except with the consent of the Indemnified Person, which consent shall not be unreasonably withheld.

(d)           Upon assumption of control of the defense of a Third Party Action under paragraph (c) above, the Indemnifying Person will not be liable to the Indemnified Person hereunder for any legal or other expenses subsequently incurred in connection with the defense of the Third Party Action, other than reasonable expenses of investigation.

(e)           If the Indemnifying Person does not elect to control the defense of a Third Party Action under paragraph (c), the Indemnifying Person shall promptly reimburse the Indemnified Person for expenses incurred by the Indemnified Person in connection with defense of such Third Party Action, as and when the same shall be incurred by the Indemnified Person.

(f)            Any person who is not controlling the defense of any Third Party Action shall have the duty to cooperate with the party which is controlling such defense.

(g)           With respect to any claim related to environmental matters or issues (“Environmental Indemnity Claims”), then, in addition to the procedures set forth above, the following shall apply: (i) the Indemnified Party shall cooperate with, and provide reasonable access to the relevant real property to, the Indemnifying Party in responding to or remediating or addressing any Environmental Indemnity Claim; and (ii) in the event that remediation or cleanup with respect to an Environmental Indemnity Claim is necessary and the responsibility of the Indemnifying Party, the Indemnifying Party shall only be responsible for remediating or cleaning up to applicable industrial cleanup criteria, unless additional remediation is required by applicable Environmental Law or Governmental Authority, and the Indemnified Party shall record or implement any deed restrictions and institutional controls necessary to allow the use of such industrial cleanup criteria.  The Indemnified Party may pursue additional cleanup or remediation beyond such levels at its own expense, without liability to the Indemnifying Party (and the Indemnified Party shall not be entitled to indemnification therefor).

8.4                     Miscellaneous

(a)           Parent’s Indemnified Persons shall be entitled to indemnification under Section 8.2(a), regardless of whether the matter giving rise to the applicable liability, payment, obligation or expense may have been previously disclosed to any such person unless expressly disclosed in this Agreement, the Financial Statements of the Company or the Schedules (provided such disclosure is reasonably apparent on the face of such documents).

(b)           If any Loss is recoverable under more than one provision hereof, the Indemnified Person shall be entitled to assert a claim for such Loss until the expiration of the longest period of time within which to assert a claim for Loss under any of the provisions which are applicable.

(c)           In computing any individual or aggregate amounts of Losses, damages, liabilities, costs and expenses for indemnification, the amount of each such item shall be deemed to be an amount (i) net of any tax benefit realized by the party to be indemnified; and (ii) net of any insurance proceeds received by the party to be indemnified and any indemnity, contribution or other similar payment paid by any third party to the party to be indemnified with respect thereto.

(d)           The indemnification provisions of this Article 8 constitute the sole and exclusive remedy of Parent’s Indemnified Persons with respect to any and all claims relating to the subject matter of this Agreement (and all Ancillary Agreements), and no other remedy shall be had in Law or at equity or otherwise by any Parent’s Indemnified Person or its officers, directors, employees, agents, affiliates, attorneys, consultants, successors or assigns, all such remedies being hereby expressly waived to the fullest extent permitted under applicable Law.  Without limitation, the procedures set forth in this Article 8 constitute the sole and exclusive remedy of the Parent’s Indemnified Persons arising out of any breach or claimed breach of the representations and warranties set forth in this Agreement or any Ancillary Agreement.  In addition to the foregoing, the amount of indemnification obligations of the Company Shareholders set forth in this Article 8 shall be the maximum amount of their indemnification obligations with respect to this Agreement (and all related Ancillary Agreements) and potential liability and Losses under this Agreement (and all related Ancillary Agreements), and Parent’s Indemnified Persons shall not be entitled to any further indemnification or other rights or claims of any nature whatsoever, all of which such parties hereby waive.

(e)           Parent may, at its option, recover any amount owing by the Company Shareholders for indemnification hereunder by setoff against any amounts that may otherwise be due from the Parent or the Company to the Company Shareholders, or any of them, under this Agreement; provided that Parent shall not be required to recover such claims in such manner and may proceed against the Indemnified Party at any time or times for recovery of indemnification claims.

8.5                     Payment of Indemnification

Claims for indemnification under this Article 8 shall be paid or otherwise satisfied by Indemnifying Persons within thirty (30) days after notice thereof is given by the Indemnified Person.

8.6                     AR Holdback

At the end of the AR Collection Period (a) to the extent there are 12/31 Balance Sheet AR which have not been collected by the Surviving Corporation, then Parent shall (i) retain that portion of the AR Holdback equal to (A) the amount of such 12/31 Balance Sheet AR that has not been collected, minus (B) the Allowed Reserve (the “Uncollectible AR Amount”) and (ii) properly and effectively transfer, convey and assign such uncollected 12/31 Balance Sheet AR to the Company Shareholders, and (b) pay each Company Shareholder, in accordance with Section 1.8(b), its Pro Rata Percentage of any portion of the AR Holdback which Parent is not entitled to retain pursuant to subparagraph (a) above, if any.  To the extent the Uncollectible AR Amount exceeds the amount of the AR Holdback, Parent shall be entitled to pursue indemnification to the extent provided in this Article 8.  Parent shall cause the Surviving Corporation to use all reasonable efforts to collect all of the Company’s accounts receivable and shall act with respect to such accounts receivable in a manner consistent with the Company’s past practice.  To the extent requested by the Shareholder Representative and subject to the Shareholder Representative agreeing to reasonable confidentiality restrictions and any other restrictions reasonably required by the Company’s accountant with respect to its work papers, Parent shall cause the Surviving Corporation to provide the Shareholder Representative with reasonable access to the Surviving Corporation’s books and records to confirm the Uncollectible AR Amount.

ARTICLE 9.                                TERMINATION OF AGREEMENT

9.1                     TERMINATION

This Agreement shall not be terminated, except in accordance with the provisions of this Article 9, strictly construed against the party seeking such termination.  This Agreement may be terminated any time prior to the Closing Date:

(a)           by mutual written consent of the parties;

(b)           by either the Parent or the Shareholder Representative, if, without fault of such terminating party, the transactions contemplated by this Agreement shall not have been consummated on or before February 29, 2008, unless such failure shall be due to a material breach of any representation or warranty, or the nonfulfillment in a material respect, and failure to cure such nonfulfillment, of any covenant or agreement contained herein on the part of the party or parties seeking to terminate; and

(c)           by Parent or the Shareholder Representative if a Governmental Authority shall have issued a nonappealable final order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (provided that the right to terminate this Agreement under this Section 9.1 shall not be available to any party who has not complied with its obligations under this Agreement if such noncompliance materially contributed to the issuance of any such order or the taking of such action).

9.2                     TERMINATION BY PARENT

This Agreement may be terminated by Parent, at any time prior to the Closing Date, if:

(a)           the Company, any of its Subsidiaries or any of the Company Shareholders shall have failed to comply with any of the covenants or agreements contained in this Agreement such that the closing condition set forth in Section 6.2 would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Closing Date, such breach or breaches shall not have been cured within 15 days of delivery to the Company or the Company Shareholders of written notice of such breach;

(b)           there exists a breach of any representation or warranty of the Company, any of its Subsidiaries or any of the Company Shareholders contained in this Agreement such that the closing condition set forth in Section 6.1 would not be satisfied; provided, however, that if such failure or failures are capable of being cured prior to the Closing Date, such failure or failures shall not have been cured within 15 days of delivery to the Company or the Company Shareholders of written notice of such failure; or

(c)           the Company or the Company Shareholders breaches Section 4.5 hereof.

9.3                     TERMINATION BY THE COMPANY

This Agreement may be terminated at any time prior to the Closing Date by action of the Shareholder Representative, if:

(a)           Parent shall have failed to comply with any of the covenants or agreements contained in this Agreement such that the closing condition set forth in Section 7.2 would not be satisfied; provided however, that if such failure or failures are capable of being cured prior to the Closing Date, such failure or failures shall not have been cured within 15 days of delivery to the Parent of written notice of such failure; or

(b)           there exists a breach or breaches of any representation or warranty of the Parent contained in this Agreement such that the closing condition set forth in Section 7.1 would not be satisfied; provided however, that if such breach or breaches are capable of being cured prior to the Closing Date, such breach or breaches shall not have been cured within 15 days of delivery to the Parent of written notice of such breach.

9.4                     PROCEDURE FOR TERMINATION

In the event of termination by the Parent or the Shareholder Representative pursuant to this Article 9, written notice thereof shall forthwith be given to the other party.

9.5                     EFFECT OF TERMINATION

(a)           In the event of termination of this Agreement in accordance with the provisions of this Article 9, this Agreement shall forthwith become void and no party to this Agreement shall have any liability or further obligation to any other party, except as provided in the Confidentiality Agreement, this Section 9.5 and in Article 10 of this Agreement, which provisions shall survive such termination, and except that nothing herein shall relieve any party from liability for any breach of this Agreement.

(b)           In the event of termination of this Agreement by Parent in accordance with Section 9.2(c), the Company shall promptly (but in any event within two (2) business days of such termination) pay to Parent, by wire transfer of immediately available funds to such accounts as Parent may designate, the sum of $50,000.

9.6                     RIGHT TO PROCEED

Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Article 6 hereof have not been satisfied, Parent shall have the right to waive the satisfaction of any such condition as provided in Article 6 and to proceed with the transactions contemplated hereby, however, it shall be deemed to have waived any claim for indemnification arising out of any condition which has been so waived and the underlying facts related thereto (including, without limitation, any related breach of this Agreement).  If any of the conditions specified in Article 7 hereof has not been satisfied, the Shareholder Representative shall have the right to waive the satisfaction of any such condition as provided in Article 7 and to proceed with the transactions contemplated hereby, however, the Company and the Company Shareholders shall be deemed to have waived any claim for indemnification arising out of any condition which has been so waived and the underlying facts related thereto (including, without limitation, any related breach of this Agreement).

ARTICLE 10.                          MISCELLANEOUS.

10.1               Fees and Expenses

Unless as otherwise set forth herein, the Company Shareholders will pay their own and the Company’s legal, accounting, financial advisory and any other expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.  The Company Shareholders shall bear such expenses in such proportions as they may agree.  No expenses of the Company Shareholders or the Company to the extent relating to the Retained Liabilities shall be included in any account of the Company as of the Closing or shall be charged to or paid by Parent.  Parent will pay its own legal, accounting, financial advisory and other expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.  Notwithstanding the foregoing, if the Closing occurs, the Company (and not the Company Shareholders) shall after the Closing be responsible for (a) the cost of the audit of the Company’s June 30, 2007, financial statements and (b) any other costs of the Company to the extent accrued in the Base Balance Sheet (including, without limitation, $40,000 related to the termination of the Employment Contract).

10.2               Notices

Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing addressed as provided below and if either (a) actually delivered electronically or physically at said address (provided that if said address is a business, delivery is made during normal business hours), or (b) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified, return receipt requested, or (c) forty eight (48) hours shall have elapsed after the same shall have been sent by nationally recognized overnight receipted courier:

If to the Company prior to the Closing, to:

Stephenson & Lawyer, Inc.

3831 Patterson Ave.

P.O. Box 8834

Grand Rapids, MI 49518
Attn:  Conrad Oswald

Telephone:  (616) 949-8100

Facsimile:   (616) 949-5175

with a copy to:

Varnum, Riddering, Schmidt & Howlett LLP
Bridgewater Place
333 Bridge Street, N.W.
P.O. Box 352
Grand Rapids, MI 49501-0352

Attn:  Peter G. Roth

Telephone:  (616) 336-6429

Facsimile:  (616) 336-7000

If to the Company Shareholders, to:

c/o John Barrows

2106 N. Quail Crest Ct., S.E.

Grand Rapids, MI  49546

Telephone:  (616) 285-9910

with a copy to:

Varnum, Riddering, Schmidt & Howlett LLP
Bridgewater Place
333 Bridge Street, N.W.
P.O. Box 352
Grand Rapids, MI 49501-0352

Attn:  Peter G. Roth

Telephone:  (616) 336-6429

Facsimile:  (616) 336-7000

If to the Parent or, after the Closing, the Company, to:

UFP Technologies, Inc.

172 East Main Street

Georgetown, MA  01833

Attn:  R. Jeffrey Bailly

Tel: (978) 352-2200

Fax:  (978) 352-5616

with a copy to:

Brown Rudnick Berlack Israels LLP

One Financial Center

Boston, MA  02111

Attn:  Samuel P. Williams, Esquire

Telephone:  (617) 856-8200

Facsimile:  (617) 852-8201

and in any case at such other address as the addressee shall have specified by written notice.  All periods of notice shall be measured from the date of delivery thereof.

10.3               Confidentiality; Public Announcements

Except as required by law, no press releases or any public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made without the prior knowledge and written consent of both the Parent and the Shareholder Representative.  If such a public notice is required by law, the disclosing party will use its reasonable best efforts to give the other prior written notice of the disclosure to be made; provided, however, that Parent may disclose this Agreement and the transactions contemplated hereby to third parties in connection with its financing arrangements for the Merger, so long as such third parties are subject to reasonable confidentiality restrictions.  The Company, the Shareholder Representative and Parent will consult with each other concerning the means by which the Company’s employees, customers and suppliers and other Persons having dealings with the Company will be informed of this Agreement, the Closing, and the other transactions contemplated hereby, and representatives of Parent may at its option be present for any such communication.  This provision shall survive the Closing of the transactions contemplated hereby.

10.4               Entire Agreement

This Agreement (including all exhibits or schedules appended to this Agreement and all documents delivered pursuant to or referred to in this Agreement, including without limitation the Ancillary Agreements, all of which are hereby incorporated herein by reference) constitutes the entire agreement between the parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto, have been expressed herein.  This Agreement supersedes, replaces and terminates all prior written or verbal agreements and all contemporaneous verbal agreements, including the letter of intent between the parties dated November 13, 2007.

10.5               Severability

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

10.6               Assignability, Successors and No Third Party Rights

Neither this Agreement nor any right to the payment of money or other obligations hereunder may be assigned by any party without the prior written consent of all of the other parties.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Except as expressly provided for in Section 5.3 hereof, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

10.7               Amendment

This Agreement may be amended, and provisions hereof may be waived, only by a written agreement executed by Parent and the Company.

10.8               Governing Law

This Agreement will be governed by the internal laws of The Commonwealth of Massachusetts without regard to principles of conflict of laws.

10.9               Jurisdiction; Service Of Process

Any Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought exclusively in the courts of the State of Michigan located in Kent county, Michigan, or the United States District Court located in the Western District of Michigan, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein.

10.10         Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

10.11   Effect of Table of Contents and Headings

Any table of contents, title of an article or section heading herein contained is for convenience of reference only and shall not affect the meaning or construction of any or the provisions hereof.

ARTICLE 11.                          DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 11:

“Affiliate” – as to any Person, any other Person which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such

Person.  As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” - this Agreement, including the Schedules and Exhibits hereto.

“Ancillary Agreements” - are the other agreements to be executed and delivered pursuant to and in connection with this Agreement, and the Confidentiality Agreement.

“Alternative Acquisition” - is defined in Section 4.5.

“AR Collection Period” - is defined as the period from the Closing Date through the date which is one hundred fifty (150) days after the Closing Date.

“AR Holdback” - is defined as Two Hundred Fifty Thousand Dollars ($250,000).

“Base Balance Sheet” - is defined in Section 2.7(a).

“Base Balance Sheet Date” – is defined in Section 2.7(a).

“Certificate” - is defined in Section 1.7(c).

“Charter” - is defined in Section 2.1.

“Closing” - is defined in Section 1.3.

“Closing Date” - is defined in Section 1.3.

“Code” - the Internal Revenue Code of 1986, as amended.

“Company” - is defined in the first paragraph of this Agreement.

“Company Indemnified Parties” - is defined in Section 5.3(a).

“Company Shareholders” - the holders of the Company Shares listed on Exhibit A.

“Company Shareholders Indemnified Persons” - is defined in Section 8.1.

“Company Shares” - all of the issued and outstanding shares of the Company’s capital stock, which includes the Company’s Class A and Class B common stock, all of which is owned by the Company Shareholders.

“Confidentiality Agreement” - the two Confidentiality and Non-Disclosure Agreements between Parent and Company, dated May 30, 2007.

“Constituent Corporations” - Parent, Merger Sub and the Company.

“Contract” - is defined in Section 2.16(b).

“Copyrights” - means all copyrights in both published works and unpublished works, including training manuals, marketing and promotional materials, internal reports, websites, business plans, mask works, software (both source and object code), programs and related documentation, and videos and any other expressions, whether registered or unregistered, and all registrations or applications in connection therewith.

“Court Orders” - is defined in Section 2.5.

“DGCL” - the Delaware General Corporation Law, as amended.

“Effective Time” - is defined in Section 1.4.

“Employment Contract” - means that certain Employment Agreement, dated September 23, 2005, between the Company and Mr. Conrad Oswald.

“Encumbrance” - is defined in Section 2.6.

“Environmental Claim” - any accusation, allegation, notice of violation, action, claim, Encumbrance, demand, abatement or other Court Order or direction (conditional or otherwise) by any Governmental Authority or any Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material or other substance, chemical, material, pollutant, contaminant, odor, audible noise, or other Release in, into or onto the environment (including, without limitation, the air soil, soil, surface water or groundwater) at, in, by, from or related to the Facilities or any activities conducted thereon; (ii) the environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of the Facilities; or (iii) the violation, or alleged violation, of any Environmental Laws, Court Orders or Governmental Permits of or from any Governmental Authority relating to environmental matters connected with the Facilities.

“Environmental Indemnity Claim” - is defined in Section 8.4(g).

“Environmental, Health and Safety Liabilities” – any cost, damage, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, generation, handling and disposal of Hazardous Materials, occupational safety and health, and regulation of chemical and Hazardous Materials); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, litigation, including civil and criminal claims, demands and responses, investigative, remedial, response or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or (d) any other compliance, corrective, investigative or remedial measures required under Environmental Law or Occupational Safety and Health Law.  The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

“Environmental Law” – means Laws, Court Orders and Governmental Authorizations concerning the environment, or activities that might threaten or result in damage to the environment or human health, or any Laws, Court Orders and Governmental Permits that are concerned, in whole or in part, with: (1) the environment and with protecting or improving the quality of the environment and human and employee health and safety issues; or (2) the management of pollution or Hazardous Materials, (including, but not limited to, in the case of the United States of America, the following federal laws: (a) CERCLA; (b) Resource Conservation and Recovery Act (“RCRA”); (c) Clean Air Act; (d) Clean Water Act; (e) Toxic Substances Control Act; (f) Emergency Planning and Community Right-to-Know Act of 1986; (g) Hazardous Materials Transportation Act; (h) Federal Water Pollution Control Act; (i) the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”), and (j) Occupational Safety and Health Act (“OSHA”), as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto.

“ERISA” - the Employee Retirement Income Security Act of 1974, as amended, or any successor law.

“ERISA Affiliate” - is defined in Section 2.18(a).

“ERISA Benefit Plan” - is defined in Section 2.18(a).

“Facilities” - any real property, leaseholds or other interests currently or formerly owned or operated by the Company or any of its Subsidiaries and any buildings, plants, structures or equipment (including motor vehicles) currently or formerly owned or operated by the Company or any of its Subsidiaries.

“Financial Statements” = is defined in Section 2.7(a).

“GAAP” - United States generally accepted accounting principles, practices and methods.

“General Releases” - is defined in Section 1.9(c).

“Government Authority” - is defined in Section 2.6.

“Governmental Authorizations” - is defined in Section 2.5.

“Hazardous Materials” - any substance, material or waste which is regulated by Environmental Law, including, without limitation, any material or substance which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “subject waste,” “contaminant,” “toxic waste” or “toxic substance”

under any provision of Environmental Law, including but not limited to, petroleum products, asbestos and polychlorinated biphenyls.

“Indemnification Agreements” - is defined in Section 5.3(a).

“Indemnified Person” - is defined in Section 8.1.

“Indemnifying Person” - is defined in Section 8.1.

“Intellectual Property” - is defined in Section 2.15.

“Key Employees” - Mr. John Barrows, Mr. Con Oswald, Mr. Larry Barrows and Mr. Mike Dale.

“Knowledge” or “knowledge” - Except as specified otherwise in this Agreement, any reference to the knowledge of any Person shall mean to the actual knowledge of such Person after due inquiry and, with respect to the Company, means (i) the actual knowledge after due inquiry of Mr. Con Oswald and Mr. Larry Barrows and (ii) the actual knowledge of Mr. John Barrows and Mr. Mike Dale.

“Law” - is defined in Section 2.5.

“Life Insurance Policies” - means the $1,000,000 life insurance policy on the life of John W. Barrows (Guardian Policy No. 3570774) and the $2,000,000 second-to-die life insurance policy on the lives of John W. Barrows and Nancy L. Barrows (Guardian Policy No. 3539148).

“Losses” - is defined in Section 8.1.

“Marks” - means (whether registered or unregistered) all trademarks, service marks, trade names, common law trademarks, business names, Internet domain names and addresses, trade dress, slogans, and all registrations or applications therefor, and the goodwill associated therewith.

“Material Adverse Effect” - means any state of facts, change, circumstance, condition or effect which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on, or cause a material adverse change in, the assets, liabilities, financial condition, results of operations or business of the Company and each of its Subsidiaries, taken as a whole, or on the ability of the Company to execute, deliver and perform this Agreement, any Ancillary Agreements and the transactions contemplated hereby and thereby, other than any such state of facts, change, circumstance, condition or effect resulting from or arising in connection with: (a) any change in general economic, capital or financial markets; (b) war, act of terrorism, or similar event; (c) any change generally affecting the industry in which the Company and its Subsidiaries operate; (d) any change in any Law or accounting rule or standard; and (e) any event, condition, circumstance or fact disclosed in the Schedules hereto or in the Company Financial Statements; and (f) action permitted or required by this Agreement or any fact, change, circumstance, condition or effect proximately caused by the announcement or pendency of the transactions contemplated by this Agreement; provided, however, that no exception enumerated in any of the immediately preceding clauses (a), (b), (c) or (d) shall apply to the extent any such fact, change, circumstance, condition or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other comparable companies in the industry in which the Company and its Subsidiaries operate.

“Material Contracts” - is defined in Section 2.16(a).

“MBCA” - is the Michigan Business Corporation Act, as amended.

“Merger” - is defined in the Recitals of this Agreement.

“Merger Consideration” - is defined in Section 1.7(b).

“Merger Sub” - is defined in the first paragraph of this Agreement.

“Occupational Safety and Health Law” - any legal or governmental requirement or obligation relating to safe and healthful working conditions or to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies issuing insurance policies to a party to this Agreement), designed to provide safe and healthful working conditions.

“Organizational Documents” - (a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any charter, trust certificate or document or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (e) any and all currently effective amendments to any of the foregoing.

“Parent” - is defined in the first paragraph of this Agreement.

“Parent’s Indemnified Persons” - is defined in Section 8.1.

“Patents” - means all patents, patent applications and inventions and discoveries that may be patentable, including any patents issuing therefrom, and any reissues, reexaminations, divisions, continuations in whole or in part, extensions and foreign counterparts thereof.

“Permitted Encumbrances” - is defined as (a) Encumbrances, liens (statutory or otherwise), security interests, mortgages, pledges and other similar matters for taxes and other governmental charges and assessments which are not yet due and payable or are being contested in good faith by appropriate proceedings; (b) Encumbrances, liens (statutory or otherwise), security interests, mortgages, pledges and other similar matters of landlords or of carriers, warehousemen, mechanics and materialmen and other like items arising in the ordinary course of business for sums not yet due and payable; (c) with respect to any real property, (i) applicable zoning Laws, building codes and other land use Laws, (ii) easements, Encumbrances, restrictions and other matters of record, (iii) easements, Encumbrances, restrictions and other matters that would be shown by an accurate ALTA title insurance policy or an accurate ALTA/ACSM survey, and (iv) rights of any landlords;; and (d) any other Encumbrances, liens (statutory or otherwise), security interests, mortgages, pledges and other similar matters which are insignificant in amount or that do not significantly detract from the value of or significantly impair or interfere with the existing use of the property affected by such.

“Person” - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body or Governmental Authority.

“Personal Property” - is defined in Section 2.12(b).

“Pro Rata Percentage” - is defined with respect to each Company Shareholder as the percentage set forth next to such Company Shareholder’s name on Exhibit A, and indicates such Company Shareholder’s percentage ownership of the Company Shares.

“Proceeding” - any pending claim, action, formal or informal investigation, arbitration, litigation or other judicial, regulatory or administrative proceeding.

“Property” - as defined in Section 2.12(a).

“Release” - any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment of any Hazardous Material through or in the air, soil, surface water or groundwater.

“Retained Liabilities” - means any and all claims, liabilities, obligations and Encumbrances (a) relating to the Life Insurance Policies and (b) in excess of $40,000 (which is the amount accrued in the Base Balance Sheet with respect to the Employment Contract and is not a Retained Liability) relating to the Employment Contract, all of each of which shall be retained by the Company Shareholders.

“Securities Act” - the Securities Act of 1933, as amended, or any successor law.

“Shareholder Representative” - as defined in Section 1.11.

“Site” - is defined in Section 2.19(a).

“Subsidiary” - with respect to any Person, any corporation, joint venture, limited liability company, partnership, association or other business entity of which more than 50% of the total voting power of stock or other equity entitled to vote generally in the election of directors or managers or equivalent persons thereof is owned or controlled, directly or indirectly, by such Person.

“Surviving Corporation” - is defined in Section 1.12.

“Tax Returns” - is defined in Section 2.11(a).

“Taxes” - is defined in Section 2.11(a).

“Third Party Action” - is defined in Section 8.1.

“Trade Secrets” - means all trade secrets, know-how, confidential information, customer lists, technical information, proprietary information, technologies, processes and formulae, source code, algorithms, architecture, structure, display screens and development tools, data, plans, drawings and blue prints, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise.

“Treasury Shares” - is defined in Section 1.7(d).

[remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed by their duly authorized representatives in multiple counterparts as of the date set forth above.

PARENT:

UFP TECHNOLOGIES, INC.

By:	/s/ R. Jeffrey Bailly
Name:	R. Jeffrey Bailly
Title:	President & CEO

MERGER SUB:

S&L ACQUISITION CORP.

By:	/s/ R. Jeffrey Bailly
Name:	R. Jeffrey Bailly
Title:	President

COMPANY:

STEPHENSON & LAWYER, INC.

By:	/s/ Conrad S. Oswald
Name:	Conrad S. Oswald
Title:	President & CEO

List of Schedules

Schedule 2.1(a):	Organization and Qualification

Schedule 2.2:	Capitalization

Schedule 2.3:	Organization and Qualification of Subsidiaries

Schedule 2.5:	Compliance with Obligations and Laws

Schedule 2.6:	Conflicts

Schedule 2.7:	Financial Statements

Schedule 2.8:	Absence of Undisclosed Indebtedness

Schedule 2.9:	Absence of Certain Changes

Schedule 2.11:	Taxes

Schedule 2.12:	Real and Personal Property

Schedule 2.13:	Accounts Receivable

Schedule 2.15:	Intellectual Property

Schedule 2.16:	Contracts and Commitments

Schedule 2.17:	Labor and Employee Relations

Schedule 2.18:	ERISA and Employee Benefits

Schedule 2.19:	Environmental Matters

Schedule 2.20:	Governmental Authorizations

Schedule 2.21:	Warranty and Other Claims

Schedule 2.22:	Litigation

Schedule 2.23:	Insurance

Schedule 2.25:	Transactions with Interested Persons

Schedule 4.2:	Conduct of Business

Schedule 5.3:	Officer and Director Indemnification